UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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bebe stores, inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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400 Valley Drive

Brisbane, California 94005

415-715-3900

November 7, 2013

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on November 22, 2013 at 9:30 a.m. local time, at our executive offices located at 400 Valley Dr., Brisbane, California, 94005.

The formal Notice of Annual Meeting of Shareholders and Proxy Statement are attached and describe the matters to be acted upon by our shareholders.

It is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the attached Proxy Statement, please complete, date, sign and return the accompanying form of proxy. Your vote is important, regardless of the number of shares you own.

Sincerely yours,

Steve Birkhold

Chief Executive Officer

400 Valley Drive

Brisbane, California 94005

415-715-3900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 22, 2013

TO OUR SHAREHOLDERS:

Notice is hereby given that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of bebe stores, inc., a California corporation (“we”, “bebe” or the “Company”), will be held on November 22, 2013, at 9:30 a.m. local time, at our principal executive offices located at 400 Valley Drive, Brisbane, California 94005 for the following purposes:

1.	To elect the seven directors named in the Proxy Statement to hold office until the Company’s 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending July 5, 2014; and

3.	To transact such other business as may properly come before the meeting.

Your board of directors recommends that you vote “FOR” the election of the director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the section caption “Election of Directors” and vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 5, 2014.

Shareholders of record at the close of business on September 26, 2013 are entitled to notice of, and to vote at, the meeting and adjournments or postponements of the meeting.

Sincerely yours,

Steve Birkhold

Chief Executive Officer

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK, OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THE HOLDER OF RECORD IN ORDER TO VOTE YOUR SHARES.

400 Valley Drive

Brisbane, California 94005

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the board of directors of bebe stores, inc., a California corporation, for use at our Annual Meeting of Shareholders to be held on November 22, 2013, or any adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

GENERAL INFORMATION

Annual Report

Our annual report on Form 10-K for the fiscal year ended July 6, 2013 is enclosed with this proxy statement.

Voting Securities

Only shareholders of record as of the close of business on September 26, 2013 will be entitled to vote at the meeting and any adjournments or postponements of the meeting. As of that date, we had 79,062,729 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting of Shareholders. Shareholders may vote in person or by proxy. Each shareholder of record is entitled to one vote for each share of stock held by him, her, or it. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

We are mailing this proxy statement, the accompanying proxy card and the accompanying annual report on Form 10-K for the fiscal year ended July 6, 2013, on or about November 7, 2013 to all shareholders entitled to vote at the Annual Meeting.

Shares Held in “street name,” Broker Non-Votes and Routine Matters

If your shares are held of record by a broker, brokerage firm, broker-dealer, bank, or other nominee in a fiduciary capacity (typically referred to as being held in “street name”), you should review the information provided to you by the holder of record. This information will describe the procedures you must follow in instructing the holder of record how to vote your “street name” shares and how to revoke your previous instructions.

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in “street name” but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in “street name,” brokers have the discretion to vote such shares on routine matters even if they have not received voting instructions from the beneficial owner, but not on non-routine matters. The only proposal this year which is considered a routine matter is the ratification of the appointment of the Company’s independent registered public accounting firm. The election of directors is considered “non-routine,” so your broker can only vote your shares if it receives voting instructions from you.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting shareholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket expenses. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

All shares represented by a valid proxy received prior to the meeting will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted according to the specification made. If no choice is indicated on the proxy, except in the case of a broker non-vote on a non-routine matter, the shares will be voted as recommended by the board, and as follows: “FOR” the election of each of the director nominees listed under the caption “PROPOSAL 1 – ELECTION OF DIRECTORS” and “FOR” the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent public accounting firm for the year ending July 6, 2013, as described in “PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

A shareholder giving a proxy has the power to revoke his, her or its proxy, at any time prior to the time it is voted, by delivering to our Legal Department, at our principal offices located at 400 Valley Drive, Brisbane, California 94005, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Delivery of Proxy Statement

To reduce the expense of delivering duplicate voting materials to our shareholders who may have more than one bebe stock account in one household, with your consent and unless otherwise requested, we will only deliver one set of voting materials, which includes the proxy statement, proxy cards and the 2012 annual report on Form 10-K, to shareholders who share the same address.

If you share an address with another shareholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Legal Department at: (415) 715-3900, or by writing to us at: bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 22, 2013: This proxy statement and our 2012 Annual Report on Form 10-K are available on the Investors Relations page at http://investorrelations.bebe.com/sec-filings.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors. At the recommendation of the board of directors’ Governance Committee, the board of directors has designated seven director nominees for election at the Annual Meeting of Shareholders. If elected, the nominees will serve as directors until our Annual Meeting of Shareholders in 2014 and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. If a nominee declines to serve or becomes unavailable for any reason, or if another vacancy occurs before the election, although management knows of no reason to anticipate that this will occur, the board of directors may designate a substitute nominee, in which case the proxy holders will vote shares not represented by broker non-votes and for which they hold a valid proxy “for” the substitute nominee.

Vote Required and Board of Directors’ Recommendation

If a quorum representing a majority of all outstanding shares of common stock is present, either in person or by proxy, the seven nominees for director receiving the highest number of votes “for” will be elected. If no choice is indicated, the shares will be voted in favor of election. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will not have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

Director Nominees

The table below sets forth our director nominees to be elected at this meeting, along with their age and current position(s), followed by a summary of background and business experience for each. The information set forth in the table has been furnished to the Company by each nominee.

Name	Age	Position
Manny Mashouf	75	Chairman
Barbara Bass	62	Director
Steve Birkhold	50	Chief Executive Officer and Director
Cynthia Cohen	60	Lead Independent Director
Corrado Federico	72	Director
Narender Singh	46	Director
Caden Wang	61	Director

Manny Mashouf founded bebe stores, inc. and has served as Chairman of the Board since our incorporation in 1976. Mr. Mashouf served as our Chief Executive Officer from 1976 to February 2004 and reassumed the position from January 2009 through December 2012. As founder of the Company, and based on his experience leading the Company for more than 37 years, Mr. Mashouf has extensive knowledge of the Company’s history, management, operations, and core customers. Mr. Mashouf has served on the board of Eternal Brands since 2012. Mr. Mashouf’s wealth of industry and Company-specific knowledge, strategic vision and global approach to the business are instrumental in helping the board oversee the overall business and direction of the Company and make him uniquely qualified to sit on our board.

Barbara Bass has served as a director since February 1997. Ms. Bass has also served on the following boards of directors: DFS Group Limited, a worldwide luxury retailer catering to the traveling public (1994 until 2012); Starbucks Corporation (1996-2011); and UCSF Foundation which is the giving, receiving and investing arm for the University (1996-present, serving as Chair from 2001-2005). From 1989 to 1992, Ms. Bass was President and Chief Executive Officer of the Emporium Weinstock’s division of Carter Hawley Hale Stores, Inc., a department store chain. From 1993 to approximately 2007, Ms. Bass served as President of the Gerson Bakar Foundation, a charitable organization focusing primarily on the arts, medicine and education, and since 2007 has held the position of Chief Executive Officer. Since 2007, she has also been Chief Executive Officer of the Achieve Foundation, which focuses primarily on education. Ms. Bass’ significant industry experience, including serving as Chief Executive Officer of a nationally recognized retailer, and her extensive experience serving on numerous boards, including that of a multinational, Fortune 500 company, provides the Company with valuable management, operational and strategic insights. Her work with, and commitment to, non-profit organizations also provides the Company with a perspective of social awareness. We believe Ms. Bass’ significant executive management, retail and board experience qualifies her to sit on our board.

Steve Birkhold has served on our board and as the company’s Chief Executive Officer since January 2013. Prior to joining bebe, and since 2010, Mr. Birkhold was President and CEO of Lacoste North America where he helped build upon a globally recognized brand and elevate its product offering. From 2007 to 2009, Mr. Birkhold was CEO of Diesel USA. Prior to that, Mr. Birkhold held several key positions at VF Corporation, including General Manager of Nautica Jeans, President of Earl Jeans and General Manager of Lee Jeans. Mr. Birkhold began his career at May Company, where he eventually had responsibility for women’s denim and menswear. We believe Mr. Birkhold’s more than 25 years of experience across multiple aspects of retailing and in executive management of brands, as well as his position as our Chief Executive Officer, qualifies him to sit on our board.

Cynthia Cohen has served as a director since December 2003 and Lead Independent Director since January 2009. She also currently serves on the boards of directors of Steiner Leisure Ltd. and Equity One, Inc., as well as several boards of privately held companies. Ms. Cohen serves on the Executive Advisory Board for the Center for Retailing Education and Research at the University of Florida and is founder and President of Strategic Mindshare, a strategy consulting firm. Prior to founding Strategic Mindshare in 1990, she was a Partner in Management Consulting with Deloitte & Touche LLP. Ms. Cohen has extensive consulting experience in retail strategy and brand management, along with a strong financial background, and has served on numerous boards of directors. We believe her strong, multi-faceted experience provides the Company with a valuable and highly relevant perspective and qualifies Ms. Cohen to sit on our board.

Corrado Federico has served as a director since November 1996. From 1997 through 2008, Mr. Federico served on the board of directors for Hot Topic, a publicly traded retail company. Mr. Federico was President of Solaris Properties, a real estate leasing company, until December 2008 and has served as the President of Corado, Inc., a land development firm, since 1991. From 1986 to 1991, Mr. Federico held the position of President and Chief Executive Officer of Esprit de Corp, Inc., a wholesaler and retailer of junior and children’s apparel, footwear and accessories. We believe Mr. Federico is qualified to sit on our board because of his executive management experience, including successfully serving as Chief Executive Officer of a prominent and multi-national apparel company, as well as his board experience, which provide the Company with valuable insights into operations, management, and brand focus.

Narender (Narry) Singh Mr. Singh has served on our board since May 2013. From 2010 to present, Mr. Singh has served as the Chief Business Guru of Outfit7, Inc., a mobile entertainment company known for its Talking Friends mobile app and its 650 million users in over a 100 countries. From 2006 to 2010, Mr. Singh served as Chairman and Managing Partner of Intellidex, a venture development and consulting firm that advised Fortune 500 and emerging companies on creating new businesses based on technology and process innovation. From 1992 to 2004, Mr. Singh held executive management positions and/or consulted for many venture capital, established and start-up companies, including Battery Ventures, Commerce One, Inc., RAPT, INC., Regis McKenna Group and Mac Group/Gemini Consulting. During this time, Mr. Singh also served on a number of corporate and NGO boards and advisory boards, including CommerceNet, InterWorld Corporation, RecipCo and TigerText, served as a Member of the Strategy and Finance Committees for Architecture for Humanity and served as Chairman of the Board for QL2. Since 2013, Mr. Singh has served on the UN Foundation’s Top 10 “Global Entrepreneurs” Council. With his significant experience in leading companies, particularly in the digital space, we believe Mr. Singh is qualified to sit on our board.

Caden Wang has served as a director since October 2003. Since 2005, Mr. Wang has also served on the board of directors of Leapfrog Enterprises, Inc., a designer, developer and marketer of technology-based educational products. From 1999 to 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group, which included international retail holdings such as DFS, Sephora, and Miami Cruise line Services. Mr. Wang previously served on the board of directors of Fossil, Inc. and as Chief Financial Officer for travel retailer DFS and retail companies Gumps and Cost Plus. Mr. Wang has significant strategic, international and finance experience, serving as Chief Financial Officer for multinational companies. He has also served on numerous boards of directors. Mr. Wang is our board’s financial expert and provides valuable managerial, accounting and audit guidance, which we believe qualifies him to sit on our Board.

Independence

The board has reviewed, considered and discussed each director’s relationships, both direct and indirect, with the Company and its subsidiaries in order to determine whether such director is independent for purposes of the Nasdaq Listing Rules, and has determined that, throughout the fiscal year ended July 6, 2013, five out of the seven members of the board were independent for purposes of the Nasdaq Listing Rules. Specifically, the board has determined that Barbara Bass, Cynthia Cohen, Corrado Federico, Caden Wang, and Narender Singh have no relationships with the Company outside of their services as board members and each qualified as independent under the applicable Nasdaq Listing Rules.

The Board’s Chairman, Mr. Mashouf, does not qualify as independent because Mr. Mashouf’s nephew is employed by the Company as its Chief Information Officer and his consulting firm, SKID Holdings, LLC, provides consulting services to the board (see “Certain Relationships and Related Transactions” below). Mr. Birkhold does not qualify as independent because he is an executive officer of the Company.

Director Compensation

Effective October, 2012, our independent directors are paid a fee of $1,250 for each meeting of the board of directors that they attend. For each meeting attended of the Audit Committee, committee members are paid $1,250 and the Chairman of the committee is paid an additional $12,000 annually, in payments of $3,000 per quarter. For each meeting attended of the Compensation and Management Development Committee, committee members are paid $1,250 and the Chairman of the committee is paid an additional $7,500 annually, in payments of $1,850 quarterly. For each meeting attended of the Governance Committee, committee members are paid $1,250; the Chairman is not paid additionally while serving as Lead Independent Director (see below). If and when a Special Committee is formed and convened (although none was formed or convened in fiscal 2013), the Chairman and committee members are each paid $1,250 for each meeting attended. The Company appointed a Lead Independent Director who is paid $7,500 per quarter. Our independent directors also receive a $40,000 per year retainer paid in quarterly payments of $10,000. We reimburse all directors for their expenses incurred in attending meetings and up to $2,000 per year for their expenses incurred toward continuing board education.

Mr. Mashouf was the company’s Chief Executive Officer and Chairman of the Board through January 3, 2013 and through this date was paid $191,077 in base salary as the CEO and received no other compensation for board services. After January 3, 2013, Mr. Mashouf stepped down from the CEO role but retained his position as Chairman and starting in January 2013 Mr. Mashouf was paid $3,750 per month, but was awarded no equity, for his services as a board member. We compensate Mr. Birkhold in his capacity as our Chief Executive Officer and provide no additional compensation for his services as a director. For further information about executive officer compensation, see COMPENSATION DISCUSSION AND ANALYSIS and accompanying tables and charts.

In fiscal 2013, Ms. Bass, Ms. Cohen, Mr. Federico, and Mr. Wang received a restricted stock unit award of 18,556 shares. The number of shares was calculated using the Black-Scholes value methodology, to represent approximately $75,000 in value based on the closing price of our common stock on the date of the 2012 Annual Meeting of Shareholders and was awarded that same day. These awards vest on the date of the 2013 Annual

Meeting of Shareholders, approximately one year after award, if the director remains a board member through the end of the day prior to the 2013 meeting. Mr. Singh received a restricted stock unit award of 7,016 shares. The number of shares was calculated using the Black-Scholes value methodology, to represent approximately $38,000 in value based on the closing price of our common stock on his commencement date as a director. These awards vest on the date of the 2013 Annual Meeting of Shareholders, if he remains a board member through the end of the day prior to the 2013 meeting. Each restricted stock unit represents a right to receive a share of stock on a date determined in accordance with the provisions of our 1997 Stock Plan, as amended, and the participant’s restricted stock unit agreement.

Fiscal 2013 Total Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards ($) (1)	Total ($)

Barbara Bass	$85,375	$76,080	$161,455
Steve Birkhold	-	-	-
Cynthia Cohen	$104,750	$76,080	$180,830
Corrado Federico	$82,250	$76,080	$158,330
Manny Mashouf (2)	$22,500	-	$22,500
Narender Singh	$10,370	$38,448	$48,818
Caden Wang	$86,000	$76,080	$162,080

(1)	Amounts represent the aggregate grant date fair values of the restricted stock unit awards granted by us in fiscal 2013, determined in accordance with FASB ASC Topic 718. Assumptions used to calculate the values of the stock awards are set forth under footnote 13 in our Form 10-K filing for the fiscal year ended July 6, 2013. In fiscal 2013, Ms. Bass, Ms. Cohen, Mr. Federico, and Mr. Wang were each granted a restricted stock unit award of 18,556 shares with a grant date fair value of $76,080 (or $4.10 per unit). Mr. Singh was granted a restricted stock unit award of 7,016 shares with a grant date fair value of $38,448 (or $5.48 per unit). At the end of fiscal 2013, Ms. Bass, Ms. Cohen, Mr. Federico, and Mr. Wang each held 18,556 restricted stock units, and Mr. Singh held 7,016 restricted stock units. All restricted stock units held will vest, assuming continuing board member status, on the date of the 2013 Annual Meeting of Shareholders.

(2)	As explained above, starting in January 2013 Mr. Mashouf was paid $3,750 per month for his services as a board member. Mr. Mashouf is not compensated with any equity for his services as a board member. Mr. Mashouf’s consulting firm, SKID Holdings, LLC, began consulting to the Board in January 2012 and is paid $46,250 per month for such consulting services. This latter amount is not reflected in the chart above.

CORPORATE GOVERNANCE MATTERS

Committees of the Board

The Board has three standing committees - the Audit Committee, the Compensation and Management Development Committee (sometimes also referred to herein as “Compensation Committee”) and the Nominating and Governance Committee (sometimes also referred to herein as the “Governance Committee”). The Board can also appoint a Special Committee at its discretion and as circumstances may warrant (see below, Special Committee). The current members of the standing committees are identified in the following table. Neither Mr. Mashouf nor Mr. Birkhold sits on any of the committees.

Committees of the Board

Director	Audit	Compensation	Nominating and Corporate Governance

Caden Wang	Chair	-	X
Cynthia Cohen	X	X	Chair
Barbara Bass	-	Chair	X
Corrado Federico	X	X	X
Narender Singh	-	-	X

Fiscal 2013 Meetings	5	8	18

Board Meetings and Attendance

During the fiscal year ended July 6, 2013, the board of directors held twelve meetings. Each director serving on our board in fiscal year 2013 attended at least 80% of the meetings of the board of directors and committees on which he or she serves.

Audit Committee

The members of the Audit Committee are Cynthia Cohen, Corrado Federico, and Caden Wang (Chairman). Our board of directors has determined that Mr. Wang is an audit committee financial expert as defined by the rules of the SEC and that each member of the Audit Committee qualifies as being independent for purposes of the Nasdaq Listing Rules.

The Audit Committee is organized and conducts its business pursuant to a written charter, a copy of which is posted on the Corporate Governance page of the Investor Relations section of the Company’s website at www.bebe.com. Annually, the Audit Committee, in consultation with the Governance Committee, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full board as necessary to reflect changes in regulatory requirements, authoritative guidance, and evolving practices. The Audit Committee’s duties and responsibilities are set forth in its charter and are summarized as follows.

The primary purpose of the Audit Committee is the oversight of the integrity of the financial reports and other financial information provided by us to any governmental body or to the public and the oversight of our compliance with legal and regulatory requirements. The Audit Committee is responsible for the engagement, retention, compensation and oversight of our independent registered public accounting firm, including (1) the review of their qualifications, independence and performance and (2) the review and approval of the fee arrangements and terms of engagement, including the planned scope of the audit as well as any non-audit services that may be performed by them. The Audit Committee is responsible for reviewing with management and our auditors the adequacy of internal financial controls, reviewing our critical accounting policies and the application of accounting principles, reviewing and approving any related party transactions and preparing any related report required by the rules of the SEC.

During the fiscal year ended July 6, 2013, the Audit Committee held five meetings.

Compensation and Management Development Committee

The members of the Compensation Committee are Barbara Bass (Chairperson), Cynthia Cohen and Corrado Federico. Our board of directors has determined that each member of the Compensation Committee is independent for purposes of the Nasdaq Listing Rules.

The Compensation Committee is organized and conducts its business pursuant to a written charter, a copy of which is posted on the Corporate Governance page of the Investor Relations section of the Company’s website at www.bebe.com. Annually, the Compensation Committee reviews and reassesses the adequacy of its charter, in consultation with the Governance Committee, and recommends any proposed changes to the full board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee and is summarized as follows. The Compensation Committee is responsible for discharging the board of directors’ responsibilities relating to compensation and benefits of our Chief Executive Officer, our other named executive officers and certain other of our employees as may be determined by the Compensation Committee. It is also responsible for overseeing and approving our compensation policies and practices and preparing any related report required under the rules and regulations of the SEC. In carrying out these responsibilities, the Committee reviews all components of executive officer compensation in the context of its compensation philosophy. In addition, the Compensation Committee is responsible for overseeing the development and implementation of management development plans and succession practices to ensure that we have sufficient management depth to support our continued growth and the talent needed to execute long term strategies in the event that one or more members of senior management retire or otherwise leave bebe.

During the fiscal year ended July 6, 2013, the Compensation Committee held eight meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or was during fiscal 2013, an officer or employee of ours or any of our subsidiaries or was formerly an officer of ours or any of our subsidiaries. No member of the Compensation Committee is, or was during fiscal 2013, an executive officer of another Company whose board of directors has a comparable committee on which one of our executive officers serves.

Governance Committee

The members of the Governance Committee are Barbara Bass, Cynthia Cohen (Chairperson), Corrado Federico, Narender Singh and Caden Wang. Our board of directors has determined that each member of the Governance Committee is independent for purposes of the Nasdaq Listing Rules.

The Governance Committee is organized and conducts its business pursuant to a written charter, a copy of which is posted on the Corporate Governance page of the Investor Relations section of the Company’s website at www.bebe.com. Annually, the Governance Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Governance Committee’s duties and responsibilities are set forth in its charter and are summarized as follows.

The responsibilities of the Governance Committee are to: identify individuals qualified to become members of our board of directors; recommend to our board of directors director nominees for each election of directors; develop and recommend to our board of directors criteria for selecting qualified director candidates; consider committee member qualifications, appointment and removal; recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to bebe; and provide oversight in the evaluation of our board of directors and each of its committees.

The Governance Committee is also charged with the responsibility, in conjunction with the Compensation Committee, of evaluating the performance of the Chief Executive Officer and providing feedback to the Chief Executive Officer with respect to such evaluation. The Governance Committee is also to perform any other activities consistent with its charter, the Company’s bylaws, and governing law, as the Committee or the board deems necessary or appropriate.

During the fiscal year ended July 6, 2013, the Governance Committee held eighteen meetings.

Special Committee

The board can appoint a Special Committee, and assemble any number of board members who will comprise such committee, in order to address any particular issue the board determines warranted. An example of an issue that might generate a call for such committee is an initial review of a potential company acquisition target.

During the fiscal year ended July 6, 2013, no Special Committee was appointed and no Special Committee meetings took place.

Director Nominees, Qualification, and Consideration

Consistent with its charter, the Governance Committee will evaluate and recommend to our board of directors director nominees for each election of directors.

Director Qualifications

In fulfilling its responsibilities, the Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size and composition of our board of directors and its committees;

•	the perceived needs of our board of directors for particular skills, background and business experience;

•	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other members of our board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee’s goal is to look at a pool of candidates who are diverse in quality work experience, skills, background, perspective, and profession in order to help ensure a board of directors derived from high quality business and professional experience and varied in perspectives, backgrounds, and skills. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. They must also have an inquisitive nature, objective perspective and mature judgment.

Board members are expected to prepare for, attend, and participate in all board and applicable committee meetings. They are also expected to visit our stores regularly and keep abreast of industry trends. Director candidates must be willing and have sufficient time available, in the judgment of the Governance Committee, to perform all board and committee responsibilities.

The Company has no formal policy regarding “diversity” on the board. The Governance Committee seeks candidates without regard to race, color, gender, or national origin. While not implying a diversity policy in any area, the Company notes that in each of the past five years (2008-2012, their 2012 period overlapping our fiscal 2013) UC Davis’ Graduate School of Management recognized bebe stores, inc. as being one of the Top 5 companies in California regarding percentage of women as executives and directors, with the Company ranking number one in both 2010 and 2011.

Other than the foregoing, there is no stated minimum criterion for director nominees, although the Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of bebe and its shareholders. Depending on the current needs of the board, the Governance Committee may weigh certain factors more or less heavily. The Governance Committee believes that it is preferable that at least one member of the board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Governance Committee also believes is appropriate for one or more key members of bebe’s management to participate as members of the board.

Identifying and Evaluating Candidates for Nomination as Director

The Governance Committee annually evaluates the current members of our board of directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Governance Committee regularly assesses the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Governance Committee from time to time through incumbent directors, management, shareholders, or third parties. These candidates may be considered at meetings of the Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Governance Committee believes at any time that it is desirable that the board consider additional candidates for nomination, the Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual meeting. In order to be evaluated in connection with the Governance Committee’s established procedures for evaluating potential director nominees as it pertains to the next annual meeting of shareholders, such shareholder’s recommendation must be sent in writing to the Corporate Secretary, bebe stores, inc., 400 Valley Drive, Brisbane, CA 94005, at least 120 days prior to the anniversary of the date the proxy statement was mailed to shareholders in connection with the prior year’s annual meeting of shareholders, and should contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and
•

a description of the candidate’s qualifications, skills, background and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

For more information, see “SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING” below.

All directors and director nominees submit a completed directors and officers questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

The Governance Committee will evaluate incumbent directors, as well as candidates for director nominees submitted by directors, management and shareholders consistently using the criteria stated above and will select for recommendation to the board the nominees that, in the Governance Committee’s judgment, best suit the needs of the board of directors at that time.

Committee Charters and Other Corporate Governance Materials

Our board of directors has adopted charters for its Audit, Compensation and Management Development, and Governance Committees. Our board of directors has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, it has adopted Corporate Governance Principles and Practices for the board of directors that address the composition of the board, criteria for board membership and other board matters, in order to help promote the effective functioning of the board and its Committees and to reflect the Company’s commitment to high standards of corporate governance. Links to these materials are available on our website, www.bebe.com, under “Investor Relations, Corporate Governance.”

The Company intends to satisfy any disclosure requirements regarding any amendment of, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on the “Corporate Governance” page of the Company’s website at www.bebe.com.

Board Leadership Structure

Mr. Mashouf served as both Chairman of the board of directors and Chief Executive Officer through December 2012. This dual role was beneficial to the Company and appropriate given Mr. Mashouf’s extensive experience in the industry and unsurpassed knowledge of our Company culture and bebe’s customers. In order to further strengthen the governance structure, we established a Lead Independent Director in 2009, and appointed Ms. Cohen to that position. In January 2013, Mr. Birkhold succeeded Mr. Mashouf as our Chief Executive Officer and also joined the board of directors. Mr. Mashouf continues to serve on our board of directors as non-executive Chairman. The board of directors believes that its flexible board leadership structure, which may be varied to address the Company’s needs at any point in time, including by separating or combining the Chief Executive Officer and Chairman roles, best meets the Company’s needs. The board of directors believes that its current leadership structure provides an effective and appropriate balance among specific knowledge and experience, strategy development, day-to-day operational execution, and independent and effective oversight of management and our business affairs.

Board and Management Role in Risk Oversight

The board and its committees have overall responsibility in overseeing management’s identification, assessment, and mitigation of risks that are material to us.

As discussed above under “CORPORATE GOVERNANCE MATTERS—Audit Committee,” the Audit Committee assists the board in its oversight responsibility relating to our systems of internal controls, legal and regulatory compliance, and audit, accounting and financial reporting processes.

As discussed below in “CORPORATE GOVERNANCE MATTERS—Risk Assessment in Compensation Programs,” the Compensation Committee oversees the management of risks relating to our compensation programs.

As described above in “CORPORATE GOVERNANCE MATTERS—Nominating and Corporate Governance Committee,” the Governance Committee oversees risks associated with corporate governance, business conduct, and ethics.

Throughout the year, and based on management presentation or reports or other information gathered by the board and its committees, the board and its committees will identify, assess and discuss with management planning for risk control.

Management is responsible for identifying risk and risk controls which are material to the business and related to its significant business activities, assessing the severity, likelihood, and timing of a potential risk, assessing the costs and potential benefits in addressing the potential risk and developing control and mitigation strategies, as appropriate. Such strategies include enacting programs individually tailored for a certain risk and inserting remedial measures within individual executives’ yearly performance goals and objectives.

In addition to addressing risk issues as described above during fiscal 2013, from time to time the board has asked management to conduct an assessment of what it believes are the material risks associated with the business (such assessment is called the “Enterprise Risk Assessment” or “Assessment”) and provide the results of such Assessment for board consideration and comment. This Assessment, which includes interviews with leaders from all our critical departments, is undertaken on a periodic basis (typically yearly). In each of the approximate past five years (with the exception of 2013), the Company’s Senior Vice President, General Counsel and Senior Manager, Business Processes led management in conducting and presenting to the board an

Enterprise Risk Assessment. In each of these Assessments, management compared any material risk found in the particular year being assessed to those risks management identified in previous years and to those disclosed by our competitors in the industry. Management completed these Assessments, identified the material risks to the business, organized them by both severity and likelihood, noted which risks from the previous year continued to exist (and to what extent) and noted which risks had been addressed and to what extent any such risks may have been ameliorated since the most recent completed Assessment. Management then presented each Assessment and findings at the next subsequent board meeting. In each case, the board reviewed and assessed the results and provided its recommendations to management in order that they consider and implement as appropriate.

In order to avoid disrupting the efforts of a largely new management team in fiscal 2013, the 2013 Enterprise Risk Assessment was postponed and is planned to be conducted again during fiscal 2014.

Nevertheless, the board, its committees and management continue to monitor our enterprise risk management program and continue to produce and review periodic risk management reports and updates as well as gather and consider additional information related to potential risks and enterprise risk management from other sources.

Risk Assessment in Compensation Programs

After a thorough review of our compensation practices, and based on all the facts and circumstances available to us at the time of the filing of this Proxy Statement, the Compensation Committee has concluded that our compensation practices are not reasonably likely to have a material adverse effect on us.

In reaching this conclusion, we reviewed the compensation of all of our associates in light of the specific potential areas of risk: any business unit that carries a significant portion of our risk portfolio; any business unit whose compensation structure is significantly different than other business units; any business unit that is significantly more profitable than other business units; and any business unit whose compensation expense is a significant percentage of the business unit’s revenue. The Compensation Committee does not believe that any of these specific areas of risk exist for us or apply to our compensation policies and practices in any meaningful manner.

Specifically, the Compensation Committee advocates for, and we enact, practices that serve to encourage longer term goals and provide less incentive for short-term risk-taking, such as:

(1) aligning compensation potential with longer-term Company and shareholder interests through the use of stock options which: (a) vest over a relatively long period, (b) vest at an increasing yearly rate and encourage well-deliberated, long-term planning and execution and (c) are awarded in multiple grants with overlapping vesting periods, ensuring that one period is not significantly more important to an individual than another;

(2) providing incentives based on achieving profit rather than sales targets or contract signings; and

(3) a mix of cash and longer-term equity compensation components.

Certain Relationships and Related Transactions

As part of complying with SEC disclosure obligations, our Audit Committee monitors, reviews and directs for the disclosure, where appropriate, of related party transactions for potential conflicts of interest and other potential improprieties. In doing so, the Audit Committee applies our Code of Business Conduct and Ethics, which is posted on our website at www.bebe.com, under the Governance Section, and which provides that directors, officers and all other employees are expected to avoid any situation in which personal, family or financial interests conflict or even appear to conflict with our interests. The Corporate Governance Principles and Practices of our board of directors also requires that a director who has any concerns about a potential conflict of interest will consult with the board in advance of taking any action, position or interest which might conflict with his or her duties to us.

Specifically, the Audit Committee is interested in any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which we or one of our subsidiaries participates or will participate, the amount involved exceeds or is expected to exceed $120,000, and a “related person” had, has or will have a direct or indirect interest. Pursuant to applicable SEC guidelines, a “related person” is any person who is or was an executive officer, a director or a director nominee of the Company, or an immediate family member of any such individual, and any time since the beginning of the Company’s last fiscal year; or who, at the time of the occurrence or at any time during the existence of the transaction, is the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock, or an immediate family member of a beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Each director, director nominee, and executive officer also completes a questionnaire on an annual basis designed to elicit information about potential related person transactions. In addition, any related person transaction proposed to be entered into by us or one of our subsidiaries must be reported by our management to our Senior Vice President, General Counsel. Any potential related person transaction that is raised will be analyzed by our Senior Vice President, General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, constitute a related person transaction requiring assessment by the Audit Committee.

The Code of Business Conduct and Ethics adopted by the board also addresses the potential conflicts of interest which may arise when a director, officer, or associate has an interest in a transaction to which we or one of our subsidiaries is a party. If a potential conflict of interest arises concerning one of our officers or directors, all information regarding the issue is to be reported to our Senior Vice President, General Counsel for review and, if appropriate or required under our policies (including our Related Person Transaction Policy), submitted to the Audit Committee for review and disposition.

All related person transactions will be referred to the Audit Committee for approval, disapproval, ratification, revision or termination.

Manny Mashouf is the uncle of Hamid Mashouf, our Chief Information Officer. In fiscal 2013, Hamid Mashouf received a salary of $295,000 and no bonus. In addition, Hamid Mashouf is eligible to receive stock options in accordance with our compensation policies for our officers. Manny Mashouf is also the President of SKID Holdings, LLC. As explained in footnotes to the DIRECTOR COMPENSATION table (above) and the SUMMARY COMPENSATION TABLE (below), SKID Holdings, LLC has consulted with the Board since January 3, 2013 at a rate of $46,250 per month.

Except as disclosed above or otherwise disclosed in this proxy statement, during the fiscal year ended July 6, 2013, there was not any, nor is there any currently proposed transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any executive officer, director or holder of more than 5% of any class of our voting securities, or members of that person’s immediate family, had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Communications with Directors

The Company believes it is important to provide shareholders with the ability to communicate with the board. Accordingly, shareholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Board of Directors

c/o Corporate Secretary

bebe stores, inc.

400 Valley Drive

Brisbane, CA 94005

Facsimile: 415-657-4424

Email: lsmith@bebe.com

The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication relates to commercial matters not related to the shareholder’s stock ownership, as determined by the Corporate Secretary in consultation with legal counsel. The board of directors or individual directors so addressed shall be advised of any communication withheld for safety, security, or other reasons as soon as practicable.

We will make every effort to schedule our annual meeting of shareholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. We believe that annual meetings provide a good opportunity for shareholders to communicate with directors. Last year, all of our directors attended our annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides important information regarding our executive compensation program, including the Company’s compensation philosophy, the process by which executive compensation is set and specific compensation values taken from our fiscal 2013 year, as shown in the executive compensation tables that follow.

Named Executive Officers

In this Proxy Statement, the term “named executive officers” (sometimes referred to as “NEOs”) means the following six individuals who served as executive officers of the Company during our entire fiscal year 2013 and/or who meet the criteria set out by the rules of the SEC regarding the identity of NEOs:

Steve Birkhold	Chief Executive Officer (“CEO”) during the second half of fiscal 2013
Manny Mashouf	Chairman and CEO for the first half of fiscal 2013, non-executive Chairman for the second half of fiscal 2013
Liyuan Woo	Chief Financial Officer (“CFO”) for the fourth quarter of fiscal 2013
Walter Parks	Chief Operating Officer (“COO”)/CFO, for the first three fiscal quarters of 2013
Susan Powers	Senior Vice President, Stores
Larry Smith	Senior Vice President, General Counsel and Corporate Secretary

Compensation Philosophy

The Compensation Committee’s compensation philosophy is to pay its executives for performance, to align Total Direct Compensation (as defined below) to shareholder value, to offer and maintain competitive compensation packages in order to attract and retain well qualified executives and to offer long-term incentives designed to retain productive executives.

The Compensation Committee evaluates the overall competitiveness of our executive compensation program in order to assist in the objective of attracting and retaining well qualified executives. Accordingly, an executive’s cash compensation components (made up of Base Salary and Incentive Cash Compensation (or Bonus)) is generally targeted below the median of salaries among our peer competitive companies within our industry (see Peer Group Companies, below). Long term compensation is awarded in the form of Stock Options and/or Restricted Stock Units (or RSUs) and is used to bring an executive’s Total Direct Compensation to approximately the median of Total Direct Compensation levels among such peer companies. This approach is directional only and may not be strictly complied with in each individual case. The Compensation Committee retains the discretion to depart from this approach when it believes it necessary in order to attract and/or retain needed and well qualified executives.

While the competitive market data used by the Compensation Committee is an important factor in the compensation approval process, it is just one of several factors considered by the Committee in approving executive compensation and the Committee retains discretion in determining the nature and extent of its use and sets the total compensation either lower or higher than the target as the circumstances may warrant. Further, in most cases, a significant portion of our executives’ Total Direct Compensation is tied to both meeting performance targets and to encourage long term employment commitments, thus aligning with shareholder interest. Specifically, the opportunity to receive Incentive Cash Compensation is tied to meeting performance targets, stock options and/or RSUs are typically offered with longer-term vesting and, in many cases, RSUs are tied to meeting performance targets. Again, these are directional guidelines and may not be used in every case.

Total Direct Compensation and each of its components are defined and discussed below under “Compensation Components”.

Compensation Committee Action

As stated above in CORPORATE GOVERNANCE MATTERS, Compensation, Management and Development Committee, the Compensation Committee meets to consider, establish and/or approve the compensation of our Chief Executive Officer and other executive officers on an annual basis, or at the time of hire, promotion or other change in responsibilities.

Compensation Consultant

In order to assist the Compensation Committee in carrying out its responsibility to determine appropriate levels of compensation for our executive officers, the Compensation Committee engages an outside compensation consultant, who provides the Committee with certain compensation surveys. These surveys identify and analyze compensation awarded to CEOs and other executive officers at peer competitive companies and also compare our one and three year financial performance against that of our peer competitive companies, generated over generally the same period.

For each of fiscal years 2011, 2012 and 2013, the Compensation Committee engaged the compensation consultant Towers Watson & Co or its predecessor firms (cumulatively referred to as “Towers Watson”) for assisting it with compensation analysis and determination purposes. In assisting the Compensation Committee in its review of industry data and setting fiscal 2013 compensation levels, Towers Watson provided compensation and performance information from sixteen (16) companies doing business within the apparel and specialty retail industry that are comparable to us in terms of size, as measured by revenues and market capitalization. These companies are referred to throughout this section as “Peer Group Companies” and include: Buckle, Inc., Cache, Inc., Casual Male Retail Group, Inc., Cato Corp., Christopher & Banks Corporation, Citi Trends, Coldwater Creek, Inc., Destination Maternity Corporation, Hot Topic, Inc., Jos. A. Bank Clothiers, Inc., Pacific Sunwear of California, Inc., rue21, Inc., Shoe Carnival, Inc., True Religion Apparel, Inc., Wet Seal Inc. and Zumiez, Inc. For 2013 review and compensation setting purposes, and in its effort to maintain the quality of comparative analysis, Towers Watson modified the list of Peer Group Companies it previously presented to the Company for 2012 compensation setting purposes by deleting Syms Corp. which filed for bankruptcy during fiscal 2012, and replacing it with True Religion Apparel, Inc., which fit within the size criteria for our peers.

At the end of the Peer Group Companies’ most recently reported years (ending December 2011 through February 2012, with the exception of Destination Maternity Corporation, whose fiscal year ended in September 2011), the revenues for this group ranged from $224 million to $1.063 billion and, as of May 31, 2012, the market capitalization for this group ranged from $44 million to $1.84 billion. Regarding fiscal 2011, the Company’s most recently audited and completed set of financials at the time we were setting 2013 compensation levels, our $493 million in revenue comparatively aligned at approximately the 23rd percentile of the Peer Group Companies in the revenue metric and, at $538 million in market capitalization, aligned at approximately the 63rd percentile in the market capitalization metric.

The Compensation Committee then compared each of our executive officer’s base, bonus, long-term compensation and Total Direct Compensation to those components awarded to similar positions at the Peer Group Companies, as available. The Compensation Committee used the surveys directionally only and did not apply them rigidly.

In preparing their report to be used by the Compensation Committee in setting fiscal 2013 compensation for our executives, our compensation consultant compared our results with those of our Peer Group Companies in the following areas: (1) financial results as reported in the (then) most recently reported statements (our fiscal year ending July 2, 2011 and their fiscal years ending generally 6-8 months later) and (2) categories of net sales, net income, total shareholder return and market value over a three year period. Due to the fact that Peer Group Companies and bebe publicly report their results and compensation details at different times throughout any given year, it is not possible to compare numbers for the identical periods of time.

When comparing our results to those reported closest in time by the Peer Group Companies, our numbers compared and ranked as follows:

	bebe results yr. ended 7/2/11	Percentile Rank	Percentile 1-Year Growth Rank	Percentile 3-Year Growth Rank
Total sales	$493	23
Sales 1-yr growth	(3)%		43
Sales 3-yr growth	(10)%			4
Income	$(2)	27
Market Value	$538	63
Total Shareholder Return 1-yr	(2)%		59
Total Shareholder Return 3-yr	(1)%			30

Numbers listed with $ are in millions; numbers listed with % are compounded annual growth rates; market value and shareholder return numbers are as of 5/31/12.

After review and consultation with Towers Watson, the Compensation Committee has determined that there is no conflict of interest resulting from retaining Towers Watson currently or during fiscal 2013. In reaching these conclusions, the Compensation Committee considered the factors set forth in the SEC rules.

Total Direct Compensation

Total Direct Compensation (“TDC”) is the sum of base salary, short-term incentive (cash bonus) and long-term compensation (currently delivered through stock option and/or restricted stock unit awards). The Compensation Committee considers a number of factors when determining the amount of Total Direct Compensation to award executive officers each year. These factors include: individual performance; performance of the overall business as well as the relevant individual business unit(s); recommendations from both management and the committee’s compensation consultant; competitive market data for the previous one and three year periods; broad trends in executive compensation; retention considerations; and internal pay equity. Again, per our Compensation Philosophy, we generally endeavor to bring our executives’ Total Direct Compensation levels to approximately the median of Total Direct Compensation levels found for similar positions in our Peer Group Companies. However, while the competitive market data is an important factor to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation. The Committee retains discretion in determining the nature and extent of its use and ultimately sets an individual’s Total Direct Compensation either lower or higher than the median Total in our Peer Companies as it deems warranted.

The target Total Direct Compensation established for our NEOs in fiscal 2013 (assuming salary rate is annualized and bonus is both annualized and achieved at the Target, as explained below in Target EPS, Potential Modifier and Stretch Goals) compared to their counterparts in our Peer Companies were as follows: Mr. Birkhold’s TDC aligned above the 75th percentiles of our Peer Companies’ CEOs; Mr. Mashouf’s TDC aligned below the 25th percentile of our Peer Companies’ CEOs; upon her promotion to CFO, Ms. Woo’s TDC aligned between the 50th and 75th percentiles of our Peer Companies’ CFOs (however, her base salary aligned below the median); Mr. Parks’ TDC aligned between the 25th and 50th percentile of our Peer Companies’ COOs and above the 75th percentile of CFOs; Ms. Powers’ TDC aligned between the 50th and 75th percentile of our Peer Companies’ Top Store Operation Executives; and Mr. Smith’s TDC aligned between the 25th and 50th percentile of our Peer Companies’ Top Legal Executives.

In fiscal 2013, there were two examples where certain of our NEOs’ compensation fell significantly outside of the guidelines described above. However, justification for such divergence existed in each case. The reason for Mr. Birkhold’s relatively high TDC is that the company needed to provide him with a compensation package sufficient to attract him away from his previous employer. However, and as further explained below in 2013 COMPENSATION OF NAMED EXECUTIVE OFFICERS, while Mr. Birkhold’s TDC aligned above the 75% percentile, his base pay aligned much closer to the median (only 13% of the 50th percentile). Additionally, much of his other compensation came in the form of longer-term based incentives, some of which were performance based, ensuring alignment with shareholder interest. Mr. Mashouf’s TDC, on the other hand, was relatively low (under the 25th percentile), consisting of a comparatively low base salary and no equity grants. In establishing Mr. Mashouf’s TDC, the Compensation Committee took into consideration his significant overall equity ownership in the company.

Compensation Components

Base Salary

The Compensation Committee believes that base salaries are important as compensation for day-to-day responsibilities and services and provide the named executive officers a consistent cash flow, assuming acceptable levels of individual performance and ongoing employment. In determining base salaries, the Compensation Committee reviews a number of factors including: the ranges of base salary for similar positions paid within the apparel retail industry; individual performance during the prior year; and the level, size and complexity of responsibility of the position.

In aiding with its assessment of individual performance for each executive officer (except that of the Chief Executive Officer), the Compensation Committee reviews recommendations from (1) the Chief Executive

Officer who annually evaluates the performance of certain NEOs and other officers (his direct reports) and (2) other top executives who evaluated the performance of certain other officers who were their direct reports. Regarding the assessment of the Chief Executive Officer, the Compensation Committee reviews both his and the Company’s annual performance in relation to performance from the previous year, pre-determined performance targets and the one and three year performance of peer group companies. The Committee also places emphasis on data taken from the compensation surveys which take into account information found in Peer Group Company proxies and other SEC filings and evaluate total compensation for similarly situated CEO counterparts.

Again, the combination of an executive’s base salary and incentive cash compensation is generally set below the median salary and bonus combination for a comparable position at the Peer Group Companies.

Incentive Cash Compensation

We maintain a short term incentive plan (cash bonus or “Cash Incentive Plan”) for certain of our employees, including the NEOs, which is tied directly to achieving Company performance goals, in order to reward these employees for their contribution to our success and to provide incentive for them to help maximize the Company’s profitability and shareholder value.

Total Award Percentage

For fiscal 2013, the Compensation Committee adopted a Cash Incentive Plan where each eligible participant may receive an annual bonus equal to a certain percentage of his or her base salary (the percentage defined as “Total Award Percentage”, sometimes referred to herein as “TAP”). The particular TAP established by the Compensation Committee for each executive officer ranges from 30% to 100%, based on the officer’s level of responsibility and comparative data taken from compensation surveys, generally with greater percentages applicable to the more senior executive officers. In fiscal 2013, the TAP available by position included: 100% for the Chief Executive Officer; 80% for the Chief Operating Officer/Chief Financial Officer; 50% for the President, bebe; and 50% for the Senior Vice President, Stores, Chief Financial Officer and Senior Vice President, General Counsel.

The portion of TAP to which an executive may be entitled, if any, depends on whether or not Bonus Gates, Target Earnings and Management Bonus Objectives (or “MBOs”) are achieved, as such terms and process are further explained below.

The one exception in fiscal 2013 to the Cash Incentive Program described herein is related to Mr. Birkhold, who we hired as CEO mid-way through the fiscal year. In order to secure the employment of Mr. Birkhold, the company provided him a guaranteed pro-rata bonus for the third and fourth fiscal quarters of fiscal 2013 (in an amount of $450,000 or half his annual base salary rate). The Compensation Committee determined that both the guaranteed nature and the amount of the bonus were in-line with what our Peer Companies provided their incoming CEOs. The company also provided Mr. Birkhold with an additional $700,000 sign-on bonus which was to be payable no later than August 31, 2013, subject to him being employed at the time of payout. The sign-on bonus was granted to Mr. Birkhold in order to compensate him for certain incentive opportunities he relinquished in resigning from his former employer and was also in-line with how our Peer Companies attracted incoming CEOs. The company paid both these amounts during fiscal 2013. All bonus payments made to Mr. Birkhold during fiscal 2013 are reflected in the SUMMARY COMPENSATION TABLE, below. While not a precondition to a bonus payout, the Compensation Committee did provide Mr. Birkhold with certain goals at the commencement of his employment for the remaining portion of the 2013 fiscal year (such goals described below in the MBOs paragraph). At the end of fiscal 2013, in consultation with the Chairperson of the Governance Committee, the Compensation Committee reviewed Mr. Birkhold’s performance and determined that he did accomplish his pre-set, fiscal 2013 goals.

Bonus Gates

There are certain threshold requirements, or “Bonus Gates”, which must be met before a named executive officer, or any other employee who is subject to the Cash Incentive Plan, would be eligible for any cash incentive payout whatsoever. Some Bonus Gates are consistently applied to all those subject to the Cash Incentive Plan and other Bonus Gates are applied to different individuals depending on the particular position at issue. The consistently applied Bonus Gates (sometimes referred to herein as “CABG”) include the requirements that the individual (1) is employed with the Company at the time bonuses are paid out (which occurs approximately 75 days after the end of a fiscal year) and (2) receives an overall “meets” (or better) on his/her year-end performance evaluation. The approach regarding establishing the other Bonus Gates, which may vary depending on the position involved, is that executives who have a greater impact on particular divisional performance may be prescribed Bonus Gates having to do with divisional specific performance goals, such as divisional operational income. In comparison, executives who have a greater impact on the overall Company performance may be prescribed Bonus Gates having to do with overall Company performance, such as Company net income or earnings. In either case, all NEOs have at least a significant allocation weighted towards Company performance in order to align their interests with those of our shareholders.

Components of Total Award Percentage

For fiscal 2013, and assuming an individual met the CABG described above, the TAP would be earned and payable based on the successful achievement, and as further described below, of one or both of the following components (“TAP Components”):

(1)	Company Earnings Per Share (“Target EPS”); and/or
(2)	Divisional Income or other objectives referred to herein as Management Bonus Objectives (or “MBOs”)

The particular targets for each of the above named TAP Components for an upcoming year are established per the following process. The board deliberates and approves the company budget for the upcoming year, which includes expected revenue, expenses, and earnings (and EPS, by dividing the target earnings by the amount of shares outstanding), and which is based on many factors including the company’s performance during the previous year, current trends, macro-economic considerations, and shareholder return. The budget approved EPS would serve as the Target EPS for Bonus Gate purposes. Going into fiscal 2013, the Chief Executive Officer and Chief Operating Officer/Chief Financial Officer then determined various divisional targets, which were in line with the board’s approved budget. The Chief Executive Officer, Chief Operating Officer/Chief Financial Officer, and Management’s own internal compensation committee, then assigned these earnings and divisional targets to appropriate individual officers as well as other goals it deemed appropriate as an individual’s MBOs. The method of establishing MBOs is more particularly described below. Management then presented such assigned targets and objectives to the Compensation Committee for its review, revision and approval.

For fiscal 2013, the weight of each component making up the Total Award Percentage for each named executive officers was as follows:

Mr. Birkhold	Mr. Birkhold was guaranteed a bonus for the third and fourth quarters of fiscal 2013, thus there were no components (or weighting) to consider
Mr. Mashouf	100% based on Target EPS
Ms. Woo	70% based on Target EPS and 30% based on MBOs
Mr. Parks	100% based on Target EPS (with 80% payable upon Target Earnings achieved; 20% payable on 2b bebe divisional income goals achieved)
Ms. Powers	70% based on Target EPS and 30% based on MBOs
Mr. Smith	100% based on Target EPS

Individuals’ Goals, “MBOs” and “non-MBOs”

At the beginning of each year, each executive officer submits his or her own proposed individual goals which (with the exception of those submitted by the Chief Executive Officer) are reviewed and/or initially revised by the Chief Executive Officer, supervisory executive management member(s), or the Compensation Committee itself, as appropriate. Then, in consultation with the Chief Executive Officer (and/or the appropriate supervisory executive management member), the Compensation Committee reviews, revises or assigns (as appropriate) and approves the final individual goals for each executive officer. Regarding the Chief Executive Officer, he or she submits his or her own proposed individual goals directly to the Compensation Committee for review, revision and approval.

As part of the approval process, and for those executives whose Total Award Percentage is based at least in part on MBOs, the Compensation Committee will identify one or more of an individual’s approved goals as that executive’s MBOs. Depending on the particular position held, examples of such MBOs might include divisional comparative sales, comparable store sales (either for all Company stores or division specific stores), divisional operating income, comparative gross margin dollars, inventory shrink and other important goals the Compensation Committee determines as appropriate. In addition, for certain positions in higher levels of management (including some of our executive officers), MBOs may include performance targets that relate to total Company revenue, comparable sales, operating income or other corporate performance results. The individual officer must successfully achieve each and every MBO or he/she will not be entitled to any portion of a bonus payout. Those individual goals not chosen as MBOs will remain as that executive’s “non-MBO goals” and will also be assessed in his/her year-end evaluation in determining whether the individual has achieved an overall “meets or better” (one of the CABGs).

In fiscal 2013, the MBOs for the following named executive officers were as follows:

Ms. Woo - obtain a clean, unqualified audit opinion and department expenses less than or equal to $6.3 million; and store compensation at or under budget; and

Ms. Powers - bebe retail compensation expenses less than or equal to 10.5% of net sales, comparative sales in bebe greater than or equal to 5%, inventory shrink less than or equal to 1.25%, and divisional expenses less than or equal to $7.54 million.

The Compensation Committee arrived at the above named financial MBO goals after first establishing the desired 2013 EPS goals for the Company (as described below in Target EPS, and Potential Modifier and Stretch Goals), then creating all the financial performance goals for the Company’s various divisions and officers (including those described for Ms. Woo and Ms. Powers above) that would support such EPS goals.

There was no bonus MBOs for Mr. Birkhold as his bonus for the third and fourth quarters of fiscal 2013 was guaranteed. However, the Compensation Committee, in consultation with the Chairman of the Governance Committee, did provide him with goals for this period which included: conducting a business and executive talent assessment; presenting a one and three-year strategic plan; and presenting a proposed budget for fiscal 2014. There were also no MBOs in fiscal 2013 for Mr. Mashouf and Mr. Smith as 100% of their Total Award Percentage was based on certain corporate Target EPS. Thus, incentive cash compensation would only be payable to these NEOs upon their meeting the CABGs described in Bonus Gates (above) and the Company achieving the specified Target EPS. Mr. Parks would also be eligible for 100% incentive cash payment if the company achieved its Target EPS but would only receive 80% if the Company achieved its Target EPS but the 2b bebe division did not achieve its pre-determined earnings target (set for fiscal 2013 as greater than or equal to $6 million) and would receive 100% if both the company and the 2b division achieved their respective earnings targets.

For those executives with MBOs, at the end of a fiscal year, and in consultation with the Chief Executive Officer (and/or supervisory executive management member as may be appropriate), the Compensation Committee would compare the performance of each relevant executive against his or her MBOs. If the

Compensation Committee determines that one or more of the executive’s MBOs were not met, the executive is not eligible for any component of the Total Award Percentage. However, if the Compensation Committee determines that all of the individual’s MBOs were achieved, and so long as no other factor discussed herein would make the individual ineligible for bonus payout, then (1) the portion of potential Total Award Percentage assigned/weighted to his/her MBOs, is payable and (2) that individual would be eligible for the remaining components of the Total Award Percentage, or a portion thereof, as follows.

Remaining Components (non-MBOs)

If the Compensation Committee determines that the relevant individual’s MBOs were achieved, the Compensation Committee would then, again in consultation with the Chief Executive Officer (and/or supervisory executive management member as may be appropriate), compare their performance against his or her non-MBOs to determine if the executive achieved a “meets” (or better) on all of his or her performance goals as a group. If the Compensation Committee determines the executive achieved a “meets” (or better) and so long as no other factor discussed herein would make the individual ineligible for bonus payout, that executive would also be eligible for consideration for the portion of his or her Total Award Percentage allocated to the Target EPS (as described below).

For those Named Executive Officers with no MBOs and whose Total Award Percentage is weighted 100% to Target EPS, and assuming no other factor discussed herein would otherwise make any of these NEOs ineligible, the Compensation Committee will compare the Company’s actual net income results against the established Target EPS goal to determine if those Named Executive Officers’ bonuses are payable.

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Target EPS, Potential Modifier and Stretch Goals

There are three additional dynamics which may apply to the Target EPS component. First, the Compensation Committee sets a certain minimum EPS goal (“Minimum Target”) and a par EPS goal (“Par Target”). Should the Company fail to achieve at least the Minimum Target, then those executives whose Total Award Percentage is tied exclusively to Target EPS shall not be entitled to any bonus and those executives whose Total Award Percentage is split by some proportion between Target EPS and MBOs or other components shall lose eligibility for the portion of bonus which is tied to Target EPS. In the case of fiscal 2013, and based on their view of a reasonable improvement compared to the previous year’s EPS of $.14, the Compensation Committee set the Minimum Target goal of $.20 and a Par Target goal of $.26. Both the Minimum Target and Par Target are highlighted in bold in the chart below and referenced as footnotes 1 and 3. Second, the Compensation Committee believed that it would better align employee and shareholder interests and promote an environment within which employees were more likely to achieve success if it (1) recognized success, even if Target was not achieved and (2) encouraged employees to reach for exceptional performance results. Accordingly, the Committee determined the company’s bonus program would continue to have the dynamic that, if at least the Minimum Target is achieved, a multiplication factor found on a sliding scale of between 50% and 230% (as shown in the modifier column from between 0.5 to 2.3 and depending on the actual level of EPS achieved) shall be used to modify at least some portion of the individual’s bonus. The following bonus chart and subsequent discussion provides further explanation.

EPS	modifier	CEO	COO	Pres	SVP, Grade 14	VPHR, VPLP	Grade 13	Grade 9-12	Div Spec 2-8
.0.20(1)	0.50	50%	40%	25%	25%	20%	15%	10%	5%
.23(2)	0.75	75%	60%	38%	38%	30%	23%	15%	8%
.26(3)	1.00	100%	80%	50%	50%	40%	30%	20%	10%
.27	1.10	110%	88%	55%	55%	44%	33%	22%	11%
.28	1.20	120%	96%	60%	60%	48%	36%	24%	12%
.29	1.30	130%	104%	65%	65%	52%	39%	26%	13%
.30	1.40	140%	112%	70%	70%	56%	42%	28%	14%
.31	1.50	150%	120%	75%	75%	60%	45%	30%	15%
.32	1.60	160%	128%	80%	80%	64%	48%	32%	16%
.33	1.70	170%	136%	85%	85%	68%	51%	34%	17%
.34	1.80	180%	144%	90%	90%	72%	54%	36%	18%
.35	1.90	190%	152%	95%	95%	76%	57%	38%	19%
.36	2.00	200%	160%	100%	100%	80%	60%	40%	20%
.37	2.10	210%	168%	105%	105%	84%	63%	42%	21%
.38	2.20	220%	176%	110%	110%	88%	66%	44%	22%
.39(4)	2.30	230%	184%	115%	115%	92%	69%	46%	23%

(1)	50% bonus @ $.20 EPS
(2)	75% bonus @ $.23 EPS
(3)	100% bonus @ $.26 EPS
(4)	230% bonus @ $.39 EPS

The first column (labeled “EPS”) contains various potential EPS results. The actual row that would apply is determined by the Company’s actual 2013 EPS results. For example, the row starting with the $.26 EPS number (bolded across, 3rd row down) is the row that would apply if we achieved 100% of the Target EPS ($.26 EPS). The particular number found in the second column (labeled “modifier”) and in the row identified by the actual EPS achieved by the company is the number that will be multiplied by the individual’s Total Award Percentage, the result of which will be the new potential Total Award Percentage available for that person.

Upon verification of actual year-end company EPS for the year, the Compensation Committee would identify the associated EPS number in the first column and, using the same data series containing that earnings number, would locate the correlating Total Award Percentage in the applicable box to whichever position is at issue in the table (positions noted in the column headings). The Compensation Committee would then take that correlated percentage number from the far right box, which now becomes the revised Total Award Percentage, and multiply it by the individual’s base salary. The result will be the new total dollar amount available for potential bonus. Such amount will then be divided into its TAP component amounts based on the relative component weights assigned to that individual by the Compensation Committee (discussed in Incentive Cash Compensation, Components of Total Award Percentage above). Once the TAP component amounts are ascertained, the Compensation Committee will then determine, subject to the above described qualifications, which of the components were successfully achieved and pay out the amount(s) pertaining to the component(s) successfully achieved.

By way of example, and using the chart above, we look at a hypothetical Senior Vice President position in a cross-functional support role which, as a grade 14, has a 50% bonus potential and, with a Bonus Gate weighted towards the corporate EPS, has a component allocation of 70% based on EPS and 30% based on MBOs. We will also apply a hypothetical scenario where: (1) his/her base salary is $300,000; (2) the Company achieved an EPS number of $.28; (3) he/she did achieve his/her MBO(s); (4) he/she did achieve a year-end performance review of “meets” or better; and (5) he/she was employed at the time year-end bonuses were paid out. This level of Company EPS would engage the chart in the 5th row. Scrolling to the right, the modifier would be 1.20, which would be multiplied by his/her original bonus potential of 50%. The new potential bonus for the individual would be 60% (as reflected in the 5th row down in the SVP, Grade 14 column). The Compensation Committee would then apply that percentage against his/her salary (60% multiplied by $300,000) and arrive at a total potential bonus of $180,000. The Compensation Committee would then break that number down to its component parts. Since the hypothetical Senior Vice President’s individual component percentages are 70% Target EPS and 30% MBOs, $126,000 (or 70% of $180,000) would be the available bonus related to the Target EPS component and $54,000 (or 30% of $180,000) would be the available bonus if he/she achieved his/her MBO(s). The Compensation Committee would then review actual year-end results and performance. Given the hypothetical described above, this individual would be eligible for a bonus and would be paid for both the Target EPS portion and the MBO portion, thus receiving a $180,000 bonus.

For Division specific leadership roles, participants are incentivized to exceed their Divisional Income Targets (DIT’s) by use of stretch goals. These stretch goals are determined by the CEO, after consultation with Management’s internal compensation committee and approved by the Board’s Compensation Committee. For fiscal 2013, the stretch goals for each chosen division were set at 25%, 35% and 50% above the respective division’s budgeted divisional income. For an executive to be eligible for a stretch bonus payout award, they first must meet all other incentive plan criteria previously stated. Second, they must exceed their respective division’s DIT’s by at least 25%. Assuming one of the stretch goals was achieved, the executive would be eligible to receive a stretch (additional) bonus value equal to 25%, 35% or 50% (whichever corresponded to the stretch goal actually achieved) of their MBO portion of their TAP. The payment of the stretch bonus is calculated in dollars and paid out in the cash equivalent number of RSU’s based upon the closing stock price on the day the stretch bonuses are approved. The associated RSU award would vest in two equal installments, each vesting on the first and second anniversary of the grants, respectively. By way of example we look at a hypothetical Senior Vice President position which, as a grade 14, has a 50% bonus potential. We would also apply a hypothetical scenario where: (1) his/her base salary is $300,000; (2) his/her division exceeded its DIT by 25%; and (3) all other incentive plan criteria was met. This individual would be eligible to receive 25% of their MBO portion (60%) of their TAP. In this example, the individual would be entitled to 4,286 RSUs (or Stretch Bonus Payout Award), calculated as follows: $300,000 base salary times 50% (TAP), the product being $150,000; multiply this product times 60% (MBO portion) resulting in the product of $90,000; multiply that product times the 25% represented by the percentage their DIT was exceeded for a product of $22,500; take that would-be cash value and convert it into the appropriate number of RSUs to be awarded – using a hypothetical closing share price of $5.25, this individual would be awarded 4,286 RSU’s as his/her Stretch Bonus Payout Award.

Stock Options

We believe that employee equity ownership provides executive officers with significant additional motivation to maximize value for our shareholders. Because stock options are granted with an exercise price equal to the prevailing market price as of the grant date, stock options will only have value if our stock price increases over the exercise price. Thus, the executive is further incentivized from the time of the grant to enhance sales, gross margin, productivity, control expenses and to otherwise contribute to conditions which will lead to increasing the stock price, which will in turn increase his or her stock option value. Due to the direct, and potentially significant, benefit executive officers could receive through improved stock performance, we believe that stock options are a critical component to our compensation philosophy of aligning the interests of our executive officers and our shareholders.

Again, Stock Options (and Restricted Stock Units, as described below) are generally used to bring an executive’s Total Direct Compensation (at target) up to approximately the median level Total Direct Compensation for his or her comparable position found in our Peer Group Companies. Thus, we believe Stock Options (and Restricted Stock Units) are critical components in our Compensation Philosophy as they provide additional means to both recruit quality candidates and retain our performing executives.

Accordingly, the Compensation Committee established the Company’s Option Grant Plan, which is implemented under our 1997 Stock Plan (as amended). Under this plan, the Compensation Committee grants options to our executive officers and eligible employees (those at or above a certain internal grade level), which vest either based upon time elapsing (“Time Based Options”) or performance achievement (“Performance Based Options”), both as further discussed below.

Generally, the decisions whether to grant stock options, whether they will be Time Based Options or Performance Based Options and what will be the size of such grant, are determined in light of the relative responsibilities of the executive officer, his or her historical and/or expected contributions to the Company as well as recruitment and retention considerations.

Certain newly hired executive officers receive relatively larger initial stock option grants in order to bring them up to competitive levels of total annual compensation and, in many cases, to replace options forfeited as a result of leaving another Company.

Annual grants may be awarded after the initial stock option grant in order to continue to tie an individual’s compensation to our financial performance and to shareholder value as well as address retention considerations. The Compensation Committee considers the relative size and value of the initial stock option grant to an executive officer when determining the appropriate size of the executive’s subsequent annual grant(s), if any.

An annual option grant will be made by the Compensation Committee, if at all, at its meeting scheduled in the third month of the first fiscal quarter of each fiscal year. All other option grants for which a request has been submitted for approval by our human resources department, such as grants made in connection with new hires, employee promotions and superior employee performance, would need to be approved by unanimous written consent by the Compensation Committee effective on the later of (a) the 15th (or, if occurring on a weekend or holiday, the next business day thereafter) of the month following the month in which the grant request was submitted or (b) the date the last approval from the Compensation Committee is received. However, in months in which we have an earnings release scheduled on or after the date on which such grants would otherwise become effective, the effective date of the grants approved by the Compensation Committee will be two business days following the earnings release.

Typically when Time Based Options are awarded, they vest over a four-year period, and in increasing yearly increments of 20% after each of the first and second anniversaries of grant and 30% after each of the third and fourth anniversaries, of course the vesting of each incremental portion being dependent upon the employee being employed continuously through the particular vest date. Given that vesting of our Time Based Options are to occur over a relatively long period of time, and that the majority of the options contained within any grant vest in later years, it is intended to encourage the productive executives and employees who are granted Time Based Options stay with the Company for longer periods of time and it is further intended that the dynamics of the Time Based Options the Company offered serve our above stated compensation goals and philosophy.

Vesting of Performance Based Options under the plan is tied to either the individual’s, the division’s or the Company’s specified performance targets, as determined in advance by the Compensation Committee which clearly aligns the individual’s (and Company’s) goals with those of the shareholders.

The Compensation Committee may also use both the performance and time based features in an award when it grants Time Based Options following the Compensation Committee’s determination of the successful achievement of the applicable targets assigned during the pre-grant period.

Restricted Stock Units

In addition to having the desirable characteristics similar to those associated with Stock Options, including aligning executive/employee interest with shareholder interest, providing flexibility in crafting an executive’s Total Direct Compensation and providing recruitment and retention value, we believe that awards or grants of restricted stock units are appropriate as it provides another means by which to reward an executive or other employee who has demonstrated a high level of performance and/or potential. Therefore, the Compensation Committee has adopted a Restricted Stock Incentive Plan, which is also implemented under our 1997 Stock Plan (as amended), pursuant to which the Compensation Committee may award or grant employees, and executive officers restricted stock units (“RSUs”).

The determination of appropriateness and size of a restricted stock unit (RSU) award for an individual is based on that particular individual’s responsibilities and expected contribution as well as the Compensation Committee’s belief, and based on the recommendation of management where appropriate, that an RSU award is the best motivator for that particular individual.

A particular RSU award, at Compensation Committee discretion, is awarded either where granting is subject to time elapsing (“Time Based RSUs”) or where granting is contingent upon certain performance goals being met (“Performance Based RSUs”). In either case, an additional time vesting feature may be added.

The timing of recommendation, request, and Compensation Committee approval regarding Time Based RSUs awarded under this plan is identical to that which applies to stock options. (See above, Compensation Components, Stock Options.)

Performance Based RSUs awarded under this plan may be awarded at any time (but usually upon the hiring of the individual or during the first quarter of the applicable fiscal year) and are tied to either the individual’s or business specific performance targets, as determined by the Compensation Committee. However, these Performance Based RSUs would then be formally “granted” only upon the Compensation Committee’s determination of successful achievement of the applicable targets assigned. Again, upon such determination, the performance RSUs may have an additional time vesting feature, all as prospectively determined at the time of the award by the Compensation Committee.

Whether the particular awarded RSUs are Time Based RSUs or Performance Based RSUs, once they are actually granted (upon the completion of time and/or successful achievement of the assigned performance goal), they will then typically vest over a two year period, in equal annual installments on the first two anniversaries of the grant date.

2013 Equity Grants

For the annual grants made in fiscal 2013, the Compensation Committee acknowledged that much of the stock options owned by the employees had associated strike prices greater than the then current share price of the stock. As a result, the Committee decided to award 100% of the 2013 annual grants in the form of Restricted

Stock Units with the intention of incentivizing employees by providing them with a portion of their equity compensation having some value at the time of vesting, notwithstanding the share price at the time of vest. However, to maintain consistency between the interests of the executives and those of the shareholders, half of the Restricted Stock Units awarded were awarded as Performance Based RSUs (the balance awarded as Time-Based RSUs). The number of Restricted Stock Units awarded, and performance goals associated, are described below in the 2013 Compensation of Named Executive Officers, Restricted Stock Units and in the charts below.

2013 Retention Equity Grants

Near the middle of fiscal 2013, the Compensation Committee anticipated the upcoming change to the management structure (including the transition to a new CEO) and determined it advantageous to issue retention incentives to the current executive staff. As a result, on December 15, 2012, the Compensation Committee awarded retentive equity in amounts identified in the GRANT OF PLAN-BASED AWARDS table below. Further, given the Committee had awarded 100% of the annual equity grants at the beginning of the year in the form of Restricted Stock Units, the Committee elected to grant 100% of these retentive equity grants in the form of Stock Options, in order to better align the interests of our executives and shareholders and continue to provide executives with a balance of types of equity. The Committee set these options with a 2-year vest period, with half vesting on the first anniversary of grant and half vesting on the second anniversary.

Deviation

The Compensation Committee may deviate from the procedure as stated above as circumstance may warrant, however, any deviation from implementing any of the policies or procedures as described above must be approved by the Compensation Committee.

2013 COMPENSATION OF NAMED EXECUTIVE OFFICERS

Total Compensation for the named executive officers payable in fiscal 2013 was established per the policies described above and is specifically described in the paragraphs that follow and in the SUMMARY COMPENSATION TABLE below.

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NEO Pay Mix

To align compensation levels for NEOs with the company’s performance and shareholder interest, our pay mix places considerable weight on performance based incentives. Assuming the base salaries established for Mr. Birkhold and Ms. Woo at the time they became NEOs are annualized and Mr. Birkhold’s bonus was not guaranteed (as will be the case after his first year of employment), approximately 36% of our CEO’s target TDC, and 51% of the average target TDC of our other NEOs, is performance-based (either Bonus (cash incentive) or performance-based equity).

Consistent with how our Peer Group Companies have attracted incoming CEOs, much of Mr. Birkhold’s TDC in his first year of employment consisted of guaranteed or time-based incentives (i.e. he was granted a guaranteed 1st year bonus, a sign-on bonus and a significant portion of his equity was time-based). Such compensation mix was only granted to Mr. Birkhold’s for his first year.

Base Salary

In fiscal 2013, the base salary for each NEO was carefully evaluated in light of the results of the compensation survey commissioned by the Compensation Committee, the reports and performance reviews related to fiscal 2012 provided by the Chief Executive Officer and other supervising executives, the Company’s fiscal 2012 performance results and the other considerations described above. As a result, going into fiscal 2013, the Compensation Committee decided on the following base salary actions pertaining to fiscal 2013: (1) maintain (without raise) the 2012 yearly base salary rate for (a) Mr. Mashouf at $368,000 (which rates below the 25th percentile of base salary compared with our Peer Group Companies’ CEOs) and Mr. Parks at $550,000 (rating below the 25th percentile of Peer Group Companies’ COOs and above the 75th percentile of Peer Group Companies’ CFOs) and (2) raise the 2012 yearly base salary rates for Ms. Powers from $375,500 to $382,500 (rating between the 50th and 75th percentile of Peer Group Companies’ Top Store Operations Executives), for Mr. Smith from $300,000 to $325,000 (rating between the 25th and 50th percentile of Peer Group Companies’ Top Legal Executives) and for Ms. Woo from $250,000 to $275,000 (comparative peer data for Ms. Woo was not provided as this salary raise occurred at a time when she was not a NEO).

During fiscal 2013, and after considering data taken from our Peer Group Companies, the Compensation Committee took the following additional actions: (i) upon promoting Ms. Woo to CFO, the Compensation Committee again raised her yearly base salary rate from $275,000 to $375,000 (aligning just below the 50th percentile of Peer Company CFOs) and (ii) upon naming Mr. Birkhold as CEO, the Compensation Committee established his yearly base salary rate at $900,000 (aligning 13% higher than the median Peer Group Companies’ CEOs). Actual fiscal 2013 base salary details are shown in the SUMMARY COMPENSATION TABLE below.

Incentive Cash Compensation

Our executives’ bonus goals and targets for fiscal 2013, which would have been the subject of any bonus actually paid out during fiscal 2014, were established by the Compensation Committee in accordance with the bonus plan described above. Upon review of the Company’s and the executives’ performances against pre-established goals for the fiscal year 2013, the Compensation Committee determined that the company did not meet its Minimum Target goal (of earnings) and therefore no bonuses would be paid for fiscal 2013. However, based on the agreement the Company reached with Mr. Birkhold at the commencement of his employment, in fiscal 2013 the company paid Mr. Birkhold $450,000 as the guaranteed pro-rata share bonus for the third and fourth quarters of fiscal 2013 as well as a $700,000 sign-on bonus, both as described above in Incentive Cash Compensation, Total Award Percentage. All of the above is reflected in the SUMMARY COMPENSATION TABLE below.

Stock Options

During fiscal 2013, after considering factors including those described above in Compensation Components, Stock Options, 2013 Equity Grants and 2013 Retention Equity Grant, the Compensation Committee awarded Mr. Birkhold with 754,823 stock options, Ms. Woo with 75,000 stock options (25,000 mid-year retention options, as discussed above, and 50,000 options upon her promotion to CFO), Mr. Parks with 100,000 stock options, Ms. Powers with 50,000 stock options, and Mr. Smith with 100,000 stock options, all of which were Time Based Stock Options, vesting over two years (with half vesting upon the first anniversary of grant and half vesting upon the second anniversary) and reflected below in the GRANT OF PLAN-BASED AWARDS table. The Company did not award Mr. Mashouf options given his significant ownership in the company. See below, SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Restricted Stock Units

During fiscal 2013, after considering factors including those described above in Compensation Components, Restricted Stock Units, 2013 Equity Grants and 2013 Retention Equity Grant, the Compensation Committee decided to award Mr. Birkhold with 236,220 time based RSUs, Mr. Parks with 7,500 time based RSUs, Ms. Woo with 11,250 time based RSUs, Mr. Smith with 5,000 time based RSUs and Ms. Powers with 5,000 time based RSUs.

Additionally, to ensure alignment between performance and compensation, a significant portion of the equity granted to the NEOs was in the form of Performance-Based RSUs. The Compensation Committee decided to award Mr. Birkhold with 236,220 performance based RSUs, Mr. Parks with 7,500 performance based RSUs, Ms. Woo with 11,250 performance based RSUs, Mr. Smith with 5,000 performance based RSUs and Ms. Powers with 5,000 performance based RSUs. These RSUs vest over a 2-year period and the Compensation Committee set the performance goals associated with the Performance Based RSUs for each NEO as follows: regarding Mr. Birkhold’s January 2013 RSU grant – over the first 5 months of employment, conduct and present to the board a business and executive talent assessment and present to the board a one and three-year strategic plan as well as proposed budget for fiscal 2014; regarding Ms. Woo’s second RSU grant from June 2013 – her MBOs as identified above in Individuals’ Goals, “MBOs” and “non-MBOs”; regarding the annual grants issued at the beginning of the fiscal year to Ms. Woo, Mr. Parks, Ms. Powers and Mr. Smith – Company Minimum and Target EPS goals (as described in Incentive Cash Compensation, above) and as to these latter grants, having the dynamic of the potential multiplier as described in Target EPS, Potential Modifier and Stretch Goal. This activity is reflected below in the SUMMARY COMPENSATION TABLE and GRANT OF PLAN-BASED AWARDS table. The company also considered Mr. Mashouf’s significant ownership in the company in not awarding any restricted stock to him. See below, SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Benefits and Perquisites

In fiscal 2013, we offered additional benefits designed to be competitive with overall market practices, and to attract and retain the talent needed in the Company. Our named executive officers were eligible to participate in our general benefit programs, available to all full-time employees, which include: the bebe Retirement and Savings Plan (Section 401(k) plan), with discretionary Company matching contributions; an employee stock purchase plan; the bebe Health and Welfare Plan (health care coverage); a specified medical cost reimbursement plan; life insurance; disability pay; and paid holidays. Two benefits offered to the named executive officers (and other executives), not available to all employees, were reimbursement for certain qualified medical, dental and vision expenses, subject to an expense cap depending on the position held, and a disability benefit which adds 10% of an individual’s base salary earnings to the percentage of base salary earnings already available to all full-time employees under the Company’s general disability plan, with certain limitations. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan. In order to secure Mr. Birkhold’s employment, the Company provided him with additional perquisites as further described below in the SUMMARY COMPENSATION TABLE and Employment Contracts, Severance, and Change in Control Arrangements, STEVE BIRKHOLD.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Internal Revenue Code. Although we have plans that are intended to permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives.

Stock option awards granted under our shareholder approved 1997 Stock Plan, as amended, are intended to comply with the exception for “performance-based” compensation under Section 162(m) of the Internal Revenue Code; however, our RSUs will not comply. Because RSUs are considered to be primarily an incentive for executives to remain with the Company, the Compensation Committee has historically chosen to make their vesting subject only to continued employment. In doing so, the Compensation Committee recognized that this could result in the loss of some of the income tax deductions that we would otherwise be entitled to take, but determined that this tax consideration was less important than structuring the awards in a way that serves their intended executive retention purpose. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility under Section 162(m).

Accounting Considerations

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the Compensation Committee in determining to use a portfolio approach to equity grants, awarding both stock options and RSUs.

Governing Policies Regarding Company Securities

The Company maintains an Insider Trading Policy (“ITP”) which prohibits any employee from trading Company securities while in possession of material, non-public information. The ITP also prohibits employees from holding Company securities in a margin account or pledging them as collateral for a loan, due to the fact that the holder of the securities, upon a default by the employee, may trade the securities at a time where the employee may be in possession of material, non-public information. An exception was created to the prohibition of an employee pledging Company Securities as collateral for a loan where the employee can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Any employee wishing to pledge Company securities under this exception must first receive pre-approval for the proposed transaction from the Insider Trading Compliance Committee in accordance with the pre-approval procedures set forth in the policy.

SUMMARY COMPENSATION TABLE

The following table sets forth information for the fiscal years ended July 6, 2013, July 2, 2012, and July 3, 2011 concerning the compensation of our principal executive officer, principal financial officer and four other most highly compensated executive officers as of the end of fiscal year 2013, whose total compensation for the year ended July 6, 2013 exceeded $100,000 for services in all capacities to bebe and our subsidiaries (the “Named Executive Officers”).

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total (6)
Manny Mashouf, Chairman of the Board	2013	191,077(7)	-	-	-	-	-	-	191,077
	2012	368,000	-	-	-	-	-	-	368,000
	2011	368,000	-	-	-	-	-	-	368,000
Steve Birkhold,	2013	422,308	1,150,000(8)	1,799,996	892,352		-	182,000(9)	4,446,656
Chief Executive Officer
Walter Parks Chief Operating Officer and Chief Financial Officer	2013	475,962	-	44,138	125,130	-	-	550,000(10)	1,195,230
	2012	540,384	-	-	207,713	450,000	-	11,923	1,210,020
	2011	490,384	-	-	227,510	-	-	-	717,894
Liyuan Woo, Chief Financial Officer	2013	282,577	-	107,718	122,043	-	-	-	512,338
Susan Powers, Senior Vice President, Stores	2013	381,058	-	29,425	62,565	-	-	-	473,048
	2012	372,212	-	-	41,543	242,000	-	-	655,755
	2011	358,480	-	-	22,751	-	-		381,231
Lawrence Smith, Senior Vice President, General Counsel	2013	320,192	-	29,425	125,130	-	-	-	474,747
	2012	295,192	-	-	55,390	192,000	-	-	542,582
	2011	270,156	-	-	34,127	-	-	-	304,283

(1)  The figures shown in the Salary column of this table reflect the amount actually received by the Named Executive Officer, not such officer’s annual rate of pay for the fiscal year; reasons annual rates of pay may/would be higher than amounts shown in this table would include, but not be limited to, where the executive started or ended employment during the fiscal year, where his/her particular salary increase went into effect during the fiscal year or if the executive elected to take time off without pay.

(2)  Amounts shown represent the aggregate grant date fair value of restricted stock units granted in the year indicated computed in accordance with FASB ASC Topic 718. Assumptions used to calculate the value of the awards are set forth under footnote 13 in our most recent 10-K filing for fiscal year ended July 6, 2013. The grant date fair value of the performance share awards reflected in this column is the target payout based on the probable outcome of the performance-based conditions, determined as of the grant date. The maximum potential payout of the stock awards would be 230% of the targeted shares awarded on the grant date. The maximum value of the performance share awards for 2013 determined as of the grant date would be as follows for each respective NEO: Mr. Birkhold-$899,998; Mr. Parks-$92,288; Ms. Woo-$88,969; Ms. Powers-$61,525; Mr. Smith-$61,525.

(3)  Amounts shown represent the aggregate grant date fair value of options granted in the year indicated computed in accordance with FASB ASC Topic 718. Assumptions used to calculate the value of the stock options are set forth under footnote 13 in our most recent 10-K filing for fiscal year ended July 6, 2013.

(4)  Amounts listed, if any, were earned during fiscal year 2012, and paid in fiscal year 2013.

(5)  Amounts of other compensation, which may include items such as relocation allowances, medical expense reimbursement, 401k contributions, etc., are not listed unless cumulatively amount to more than $10,000. Relocation allowances may be subject to repayment upon the occurrence of certain conditions.

(6)  Total dollar value of all compensation.

(7)  Mr. Mashouf was paid $191,077 in salary as CEO from the beginning of fiscal 2013 through January 3, 2013, the date he stepped down from that role. After that, Mr. Mashouf retained his position as Chairman of the Board and was compensated for his services as a board member $22,500 over the balance of the fiscal year as described in “DIRECTOR COMPENSATION TABLE”, above. In addition, as of January 3, 2013, Mr. Mashouf’s consulting firm (SKID Holdings, LLC) began consulting with the Board and was paid $46,250 per month for these consulting services through the balance of fiscal 2013. This latter amount is not reflected in the SUMMARY COMPENSATION TABLE but is also described in a footnote to the DIRECTOR COMPENSATION TABLE, above.

(8)  Amount shown represents the $450,000 pro rata fiscal 2013 bonus and the $700,000 sign on bonus, paid pursuant to Mr. Birkhold’s employment agreement. See 2013 Compensation of Named Executive Officers, Incentive Cash Compensation.

(9)  Amount shown represents $100,000 for relocation, $9,000 in automobile allowance, $10,000 for life insurance premiums, $10,000 in legal fees associated with negotiating his employment contract and approximately $53,000 in travel and housing allowance.

(10)  Amount shown represents a severance payment of $550,000. Mr. Parks’ last day worked with the Company was May 3, 2013.

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GRANTS OF PLAN-BASED AWARDS

The following table provides the specified information concerning grants of non-equity and equity based awards made during the fiscal year ended July 6, 2013, to the Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Manny Mashouf	-	-	-	-	-	-	-	-	-	-	-
Steve Birkhold	2/15/13 2/15/13 2/15/13	- -	- -	- -	- - -	236,220 - -	- - -	- 236,220 -	- - 754,823	- - $3.81	$899,998 $899,998 $892,352
Walter Parks	8/27/12 8/27/12 12/15/12	216,154 - - -	432,307 - - -	994,306 - - -	- 3,750 - -	- 7,500 - -	- 17,250 - -	- - 7,500 -	- - - 100,000	- - - $3.99	- $4,013 $40,125 $125,130
Liyuan Woo	8/27/12 8/27/12 12/15/12 6/19/13 6/19/13 6/19/13	150,000 - - - - - -	300,000 - - - - - -	690,000 - - - - - -	- 1,875 - - - - -	- 3,750 - - 7,500 - -	- 8,625 - - - - -	- - 3,750 - - 7,500 -	- - - 25,000 - - 50,000	- - - $3.99 - - $5.71	- $2,006 $20,062 $31,283 $42,825 $42,825 $90,760
Susan Powers	8/27/12 8/27/12 12/15/12	93,053 - - -	186,106 - - -	428,044 - - -	- 2,500 - -	- 5,000 - -	- 11,5000 - -	- - 5,000 -	- - - 50,000	- - - $3.99	- $2,675 $26,750 $62,565
Lawrence Smith	8/27/12 8/27/12 12/15/12	73,798 - -	147,596 - -	339,471 - -	- 2,500 -	- 5,000 -	- 11,5000 -	- - 5,000 -	- - - 100,000	- - - $3.99	- $2,675 $26,750 $125,130

(1)	Amounts shown represent the grant date fair value of the respective award computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising the stock option). The value of a stock and option awards is based on the fair value of the awards as of the grant date. Assumptions used to calculate the value of the awards are set forth under footnote 13 in our most recent 10-K filing for fiscal year ended July 6, 2013.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

(A)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Unites of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Manny Mashouf (2)	-	-	-	-	-	-	-	-	-
Steve Birkhold (9)	-	754,823	-	$3.81	2/14/23	-	-	-	-
(10)	-	-	-	-	-	236,220	$1,386,611	236,220	$1,386,611(15)
Walter Parks (3)	152,036	-	-	$7.63	5/3/14	-	-	-	-
(4)	50,000	-	-	$10.01	5/3/14	-	-	-	-
(5)	50,000	-	-	$6.11	5/3/14	-	-	-	-
(6)	133,348	-	-	$7.64	5/3/14	-	-	-	-
(7)	100,000	-	-	$6.29	5/3/14	-	-	-	-
(8)	75,000	-		$7.37	5/3/14
Liyuan Woo (11)	10,000	15,000	-	$6.47	9/15/20	-	-	-	-
(8)	2,000	8,000	-	$7.37	9/14/21	-	-	-	-
(12)	-		-	-	-	3,750	$22,013	3,750	$11,006(16)
(13)	-	25,000	-	$3.99	12/14/22	-	-	-	-
(14)	-	50,000	-	$5.71	6/18/23	7,500	$44,025	7,500	$44,025(15)
Susan Powers (4)	15,000	-	-	$10.01	9/07/18	-	-	-	-
(7)	2,000	6,000	-	$6.29	9/15/20	-	-	-	-
(8)	3,000	12,000	-	$7.37	9/14/21	-	-	-	-
(12)	-		-	-	-	5,000	$26,750	5,000	$14,675(16)
(13)	-	50,000	-	$3.99	12/14/22	-	-	-	-
Lawrence Smith (4)	30,000	-	-	$10.01	9/07/18	-	-	-	-
(6)	59,392	-	-	$7.64	9/28/16	-	-	-	-
(7)	6,000	9,000	-	$6.29	9/15/20	-	-	-	-
(8)	4,000	16,000	-	$7.37	9/14/21	-	-	-	-
(12)	-	-	-	-	-	5,000	$26,750	5,000	$14,675(16)
(13)	-	100,000	-	$3.99	12/14/22	-	-	-	-

(1)	Options granted during fiscal 2006 and later vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant; options granted prior to fiscal 2006 vest over four years on a different yearly schedule, but have all since vested.
(2)	Mr. Mashouf, as founder and a holder of a majority of the Company’s outstanding shares, has never been granted equity as part of his compensation.
(3)	Grant date was December 8, 2003 (Mr. Parks’ initial stock option grant).
(4)	Grant date was September 8, 2008.
(5)	Grant date was December 15, 2008.

(6)	Grant date was September 29, 2009 (date of acceptance of bebe’s Offer to Exchange – see description of the material terms of the offer described above).
(7)	Grant date was September 16, 2010.
(8)	Grant date was September 15, 2011.
(9)	Grant date was February 15, 2013 (Mr. Birkhold’s initial stock option grant).
(10)	Grant date was February 15, 2013 (Mr. Birkhold’s initial restricted stock award), with full vesting on the first anniversary of the grant date.
(11)	Grant date was September 15, 2010 (Ms. Woo’s initial stock option grant).
(12)	Grant date was August 27, 2012.
(13)	Grant date was December 15, 2012.
(14)	Grant date was June 19, 2013.
(15)	Represents unvested “target” number of performance shares multiplied by the closing price of our Common Stock on July 5, 2013 (July 6, 2013 fell on a Saturday). The ultimate value will depend on whether performance criteria are met and the value of our Common Stock on the actual vesting date.
(16)	Represents unvested “threshold” number of performance shares multiplied by the closing price of our Common Stock on July 5, 2013. The ultimate value will depend on whether performance criteria are met and the value of our Common Stock on the actual vesting date.

(A)    The number of shares indicated in this chart (as well as in SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT) account for, as the participants elected to participate, the option exchange program the Company announced during fiscal 2009, processed during the first fiscal quarter of 2010 and as is further described as follows. The Company filed a Tender Offer Statement on Schedule TO with the SEC pursuant to which the Company extended an offer to employees and non-employee directors to exchange up to an aggregate of 2,058,475 options to purchase shares of our common stock, whether vested or unvested. Options with an exercise price greater than $10.74 per share and an expiration date after September 29, 2009 were eligible to be tendered pursuant to the offer. The closing market price on September 29, 2009 was $7.64. In accordance with the Tender Offer (the “TO”), the number of new options issued was based on exchange ratios as set forth in the table below:

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted
$ 10.75-$14.99	1.14	1
$ 15.00-$19.99	1.84	1
$ 20.00 and above	2.06	1

A total of 1,710,735 options were tendered and cancelled, and a total of 1,126,267 replacement options were granted on September 29, 2009 with an exercise price of $7.64 per share. Replacement options granted in exchange for fully or partially unvested surrendered options at the time they were surrendered for cancellation will vest as follows: (A) vested shares subject to eligible options and unvested shares subject to eligible options scheduled to vest prior to the one-year anniversary of the replacement grant date shall vest on the one-year anniversary of the replacement grant date and (B) unvested shares subject to eligible options scheduled to vest after the one-year anniversary of the replacement grant date shall vest according to the original vest dates of the eligible option. The TO was subject to modification accounting pursuant to FASB ASC 718-20-35-3 whereby the total compensation cost measured at the date of modification was the incremental cost resulting from the modification. The incremental cost resulting from the modification is measured as the excess of the fair value of the modified award over the fair value of the original award immediately before its terms are modified. The incremental fair value of $0.3 million for the new awards was computed using an expected life of 4.07 years, a risk-free interest rate of 1.94% and a volatility of 54%. The incremental fair value of the unvested awards is being amortized over the remaining service period.

OPTION EXERCISES AND STOCK VESTED

(During Fiscal 2013)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (#)(2)

Manny Mashouf	-	-	-	-

Steve Birkhold	-	-	-	-

Walter Parks	100,000	$140,573	-	-

Liyuan Woo	-	-	-	-

Susan Powers	-	-	-	-

Lawrence Smith	-	-	-	-

(1)	Any value which would have been listed would have been the difference between the option exercise price and the market price of the underlying shares at exercise, multiplied by the number of shares acquired upon exercise.
(2)	Any value which would have been listed would have been the closing stock price as listed on the NASDAQ stock exchange on the day of vesting multiplied by the number of shares vested.

Employment Contracts, Severance, and Change in Control Arrangements

Except in those cases where there exists a fully executed Offer Letter which sets forth the basic terms concerning an executive’s at-will employment relationship, and the specific exception listed below, we do not have any employment agreements with any of our named executive officers.

In the event of a Change in Control (as defined in the 1997 Plan), the vesting of restricted stock awards will be accelerated in full unless our right to reacquire the shares upon the participant’s termination of service is assigned to the entity employing the participant immediately after the Change in Control or to its parent or a subsidiary. Options and restricted stock units will become vested in full upon a Change in Control if they are not continued, assumed, or replaced by the surviving Company or its parent. Additionally, we engaged one severance and change in control agreement with the following named executive officer as further described as follows:

STEVE BIRKHOLD

In order to attract and secure the employment services of Mr. Birkhold, the Company entered into an employment agreement with Mr. Birkhold, dated January 3, 2013, which included a “Change in Control and Severance Agreement” (together referenced herein as the “Agreement”) providing for a certain level of severance benefits in certain circumstances. Specifically, the Agreement provides that if Mr. Birkhold’s employment is terminated by what is defined in the Agreement as a “Covered Termination” (which is basically defined as a “Constructive Termination” or a termination by the Company other than for cause, disability or death) outside of a Change of Control period (defined in the Agreement as within 12 months of a Change of Control event) and he signs a full release of claims, then in addition to any annual incentive bonus earned but not yet paid for any completed full fiscal year immediately preceding the termination date, as well as any accrued but unpaid salary, bonus and expense reimbursements, he would be entitled to receive a lump sum payment of 2 times the annual base salary in effect at the time of such termination, less authorized deductions and applicable withholding taxes. In this scenario, Mr. Birkhold would also be entitled to: (1) the immediate vesting of all unvested options, (2) subject to the achievement of any performance goals upon which vesting is contingent, the vesting of any restricted stock unit award that is subject to annual vesting to the extent of the number of shares having the same proportion to the overall number of shares within that award as the number of months of completed service at the time of termination has to the number of total months in the vesting period, and (3) continued healthcare benefits for him and his dependents until the earlier of: (a) 24 months, (b) when he becomes eligible for healthcare coverage under another employer’s plan or (c) when he or his dependents no longer are eligible for COBRA.

In addition, the Agreement provides that should Mr. Birkhold experience a Covered Termination within a Change in Control period, then he would be entitled to all compensation he would be entitled to had the Covered Termination occurred outside the Change in Control period plus the added benefit of having all unvested equity awards accelerate and vest immediately, and not just the prorata share as described above.

The Agreement also mandates him to enter into a confidentiality agreement with the Company, includes a mutual non-disparagement clause and mandates that any disputes arising out of the content of the Agreement is to be submitted to binding arbitration.

The following table sets forth the amount of potential payments to Mr. Birkhold based on an assumed termination date of July 1, 2013 and that his base salary does not change in the meantime:

	Covered Termination (Not during a Change in Control period)	Covered Termination (during a Change in Control period)
Salary	$1,800,000(1)	$1,800,000(1)
Continuation of Healthcare	$45,912	$45,912
Equity Acceleration (Options)	$1,426,615(2)	$1,426,615(2)
Equity Acceleration (RSUs)	$280,487(3)	$1,346,340(4)
Total	$3,553,014	$4,618,867

(1)	2 times base salary.
(2)	Under the Agreement, all vested and unvested options granted (754,823) would accelerate and vest whether the Covered Termination occurred during a Change in Control period or outside of such period. We multiplied this number of shares by the difference between the closing price on the date of hypothetical termination ($5.70) and the strike price ($3.81).
(3)	Per the Agreement, this amount represents the value of the prorata amount of RSUs earned through his hypothetical termination date, in which case he would have completed 5 months of the 24 months vesting period. So, we took 5/24, multiplied by the total RSUs granted (236,200), arriving at 49,208 RSUs and multiplying that product by the closing price of our shares as of the hypothetical termination date ($5.70).
(4)	Per the Agreement, this amount represents the number of all RSUs (vested and unvested, 236,200) multiplied by the closing price of our shares on the hypothetical termination date ($5.70).

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REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Our Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation and Management Development Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended July 6, 2013.

Barbara Bass, Chair

Cynthia Cohen

Corrado Federico

The foregoing Report of our Compensation and Management Development Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by us with the SEC, except to the extent specifically incorporated by reference.

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PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee selected Deloitte & Touche LLP as the independent registered public accounting firm to audit both our consolidated financial statements and internal control over financial statements for the fiscal year ending July 5, 2014. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires and to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors, however, is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board of directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

The affirmative vote of a majority of votes cast at the Annual Meeting of Shareholders, at which a quorum is present, is required for approval of this proposal. If no vote is indicated on the proxy, except in the case of a broker non-vote, the shares will be voted for the proposal. Abstentions and broker non-votes will not affect the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 5, 2014.

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PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal years ended June 30, 2012 and July 6, 2013 by our principal accounting firm, Deloitte & Touche LLP:

	2012	2013
Audit Fees(1)	$835,000	$1,076,500
Tax and Other Fees(2)	$6,000	$2,000

Total	$841,000	$1,078,500

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and internal control over financial reporting, the review of our interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings and engagements, including SEC comment letters.
(2)	Tax and Other Fees consist primarily of tax compliance, planning, and advice, as well as licensing fees related to an accounting research database.

The Audit Committee approves the audit services to be provided by Deloitte & Touche LLP during the year. With minor and immaterial exceptions, all of the services provided in fiscal 2013 were approved in advance by the Audit Committee. Any services Deloitte & Touche performed, in addition to those pre-approved, were discussed and approved both at the time of service and after the end of the fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 1, 2013, with respect to the beneficial ownership of our common stock by (i) all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock, (ii) each of our directors and director-nominees, (iii) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (iv) all of our executive officers and directors as a group:

	Shares Owned(1)
Name and Address of Beneficial Owners(2)	Number of Shares	Percentage of Class%

Manny Mashouf(3)	46,229,920	58
Barbara Bass(4)	295,061	*
Cynthia Cohen(5)	313,176	*
Corrado Federico(6)	303,772	*
Caden Wang(7)	304,436	*
Narry Singh(8)	8,116	*
Steve Birkhold	-	*
Walter Parks	560,384	*
Liyuan Woo	26,878	*
Susan Powers	26,000	*
Lawrence Smith	109,478	*
All directors, director nominees and executive officers as a group (11 persons)(9)	48,177,221	61

*	Less than 1%

(1)

Number of shares beneficially owned and the percentage of shares beneficially owned are based on 79,047,169 shares outstanding as of September 1, 2013. We determine beneficial ownership in accordance with the rules of the SEC and a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of outstanding options. Shares of common stock subject to options granted under bebe’s 1997 Plan, as amended, that are currently exercisable or exercisable within 60 days of September 1, 2013 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding or to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Unless otherwise noted, the address of each beneficial owner is c/o bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.
(3)	Includes 357,750 shares held in trusts for the benefit of Mr. Mashouf’s children, as to which Mr. Mashouf disclaims beneficial ownership, 336,760 shares held by the Manny Mashouf Charitable Remainder Trust of which Mr. Mashouf is trustee, 43,077,323 shares owned by the Manny Mashouf Family Trust of which Mr. Mashouf is trustee and approximately 3 million shares held in electronic form. Of his total shares, Mr. Mashouf has approximately 5 million shares pledged in support of personal loans or reserved for such purpose. If all these pledged shares were at placed risk and sold to cover any default, as part of any 10b5-1 trading plan or otherwise, Mr. Mashouf would still own a majority of our shares.
(4)	Includes 46,959 shares subject to options exercisable within 60 days of September 1, 2013, 18,556 shares subject to restricted stock units as to which the restriction lapses on November 21, 2013 and 12,027 shares subject to restricted stock units as to which the restriction lapses upon termination of Ms. Bass’s service as a director.
(5)	Includes 46,959 shares subject to options exercisable within 60 days of September 1, 2013, 18,556 shares subject to restricted stock units as to which the restriction lapses on November 21, 2013 and 4,830 shares subject to restricted stock units as to which the restriction lapses upon termination of Ms. Cohen’s service as a director.
(6)	Includes 46,959 shares subject to options exercisable within 60 days of September 1, 2013, 18,556 shares subject to restricted stock units as to which the restriction lapses on November 21,2013, and 12,027 shares subject to restricted stock units as to which the restriction lapses upon termination of Mr. Federico’s service as a director.
(7)	Includes 46,959 shares subject to options exercisable within 60 days of September 1, 2013, 18,556 shares subject to restricted stock units as to which the restriction lapses on November 21, 2013, and 4,830 shares subject to restricted stock units as to which the restriction lapses upon termination of Mr. Wang’s service as a director.
(8)	Includes 7,016 shares subject to restricted stock units as to which the restriction lapses on November 21, 2013.
(9)	Includes an aggregate of 211,836 shares subject to options exercisable within 60 days of September 1, 2013 held by the directors and executive officers, an aggregate of 81,240 shares subject to restricted stock units held by Ms. Bass, Ms. Cohen, Mr. Wang, Mr. Federico and Mr. Singh as to which the restriction lapses on November 21, 2013, and an aggregate of 33,714 shares subject to restricted stock units as to which the restriction lapses upon termination of the services of Ms. Bass, Ms. Cohen, Mr. Wang and Mr. Federico as directors as discussed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of bebe’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the forms received by us or written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all applicable reporting requirements during the fiscal year ended July 6, 2013.

Equity Compensation Plan Information

The following table provides information as of July 6, 2013 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
	(a)	(b)	(c)

Equity compensation plans approved by shareholders	6,205,577	$6.55	1,556,340

Equity compensation plans not approved by shareholders	0	0	0

Total	6,205,577	$6.55	1,556,340

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the board of directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations and providing a report on management’s assessment of our internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements, expressing an opinion as to the conformity of our audited financial statements with accounting principles generally accepted in the United States, and providing an attestation report on the effectiveness of our internal control over financial reporting.

The Audit Committee consists of three directors, each of whom, in the judgment of the board, is an independent director for purposes of the Nasdaq Listing Rules as they apply to audit committee members.

The Audit Committee has discussed and reviewed with Deloitte & Touche LLP all matters required by the applicable regulations prescribed by the Public Company Accounting Oversight Board and Securities and Exchange Commission. The Audit Committee also received from Deloitte & Touche LLP written disclosures and the letter, required by the applicable regulations of the Public Company Accounting Oversight Board, regarding the independent accountant’s independence. The Audit Committee has discussed the matter of independence of Deloitte & Touche LLP with that firm, including a review of both audit and non-audit fees, and satisfied itself as to the auditors’ independence.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited consolidated financial statements. The Audit Committee has met with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 6, 2013.

Caden Wang, Chair

Corrado Federico

Cynthia Cohen

SHAREHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Shareholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in our proxy materials for the 2014 annual meeting, we must receive the proposal at our principal executive offices, addressed to the Secretary, not later than July 10, 2014. In addition, shareholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our bylaws, addressed to the Secretary at our principal executive offices, not later than July 10, 2014.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business that the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Steve Birkhold

Brisbane, California November 7, 2013	Chief Executive Officer

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and for Proposal 2.

1. To elect the seven (7) directors named in the Proxy Statement to hold office for a one year term and until their successors are duly elected and qualified;									+
	For	Withhold		For	Withhold		For	Withhold
01 - Manny Mashouf	☐	☐	02 - Barbara Bass	☐	☐	03 - Steve Birkhold	☐	☐

04 - Cynthia Cohen	☐	☐	05 - Corrado Federico	☐	☐	06 - Narender Singh	☐	☐

07 - Caden Wang	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending July 5, 2014	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — bebe stores, inc.

Proxy for 2013 Annual Meeting of Shareholders

Solicited by the Board of Directors

The undersigned hereby constitutes and appoints Steve Birkhold and Larry Smith, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores 2013 Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 400 Valley Drive, Brisbane, California 94005 on November 22, 2013 at 9:30 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, and FOR ratification of Deloitte & Touche LLP, and as said proxies deem advisable on such other matters as may properly come before the meeting.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and for Proposal 2.

1. To elect the seven (7) directors named in the Proxy Statement to hold office for a one year term and until their successors are duly elected and qualified;									+
	For	Withhold		For	Withhold		For	Withhold
01 - Manny Mashouf	☐	☐	02 - Barbara Bass	☐	☐	03 - Steve Birkhold	☐	☐

04 - Cynthia Cohen	☐	☐	05 - Corrado Federico	☐	☐	06 - Narender Singh	☐	☐

07 - Caden Wang	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending July 5, 2014	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — bebe stores, inc.

Proxy for 2013 Annual Meeting of Shareholders

Solicited by the Board of Directors

The undersigned hereby constitutes and appoints Steve Birkhold and Larry Smith, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores 2013 Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 400 Valley Drive, Brisbane, California 94005 on November 22, 2013 at 9:30 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, and FOR ratification of Deloitte & Touche LLP, and as said proxies deem advisable on such other matters as may properly come before the meeting.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.